   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 20, 2000


                                                      REGISTRATION NO. 333-36554
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                               AMENDMENT NO. 4 TO
                                   FORM SB-2


                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                       AIRTECH INTERNATIONAL GROUP, INC.

             (Exact name of Registrant as specified in its charter)

           WYOMING                         3564                    98-0120805
 (State or other jurisdiction        (Primary Standard          (I.R.S. Employer
              of                        Industrial           Identification Number)
incorporation or organization)  Classification Code Number)

               15400 KNOLL TRAIL, SUITE 200, DALLAS, TEXAS 75248
                                 (972) 960-9400

   (Address and telephone number of Registrant's principal executive offices)

                                JAMES R. HALTER
                  CHIEF FINANCIAL OFFICER AND GENERAL COUNSEL
                       AIRTECH INTERNATIONAL GROUP, INC.
                          15400 KNOLL TRAIL, SUITE 200
                              DALLAS, TEXAS 75248
                                 (972) 960-9400
                         ------------------------------

                                   COPIES TO:

                            JOHN G. REBENSDORF, ESQ.
                           6116 N. CENTRAL EXPRESSWAY
                                   SUITE 1313
                              DALLAS, TEXAS 75206
                                 (214) 696-9388
           (Name, address and telephone number of agent for service)
                         ------------------------------

 APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement in light of market conditions and other factors.
                         ------------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                         ------------------------------

                                                                    PROPOSED MAXIMUM     PROPOSED MAXIMUM         AMOUNT OF
           TITLE OF EACH CLASS OF                AMOUNT TO BE      OFFERING PRICE PER        AGGREGATE          REGISTRATION
        SECURITIES TO BE REGISTERED              REGISTERED(2)            UNIT            OFFERING PRICE           FEE(3)
Warrants to Purchase Common Stock...........        250,000               $1.41              $352,500               $187
Common Stock, $0.05 Par Value(1)............       2,952,703              $1.41             $4,163,311             $2,199

(1) Includes 250,000 shares of Common Stock which may be issued upon exercise of Common Stock Warrants and 2,702,703 shares which may be issued upon conversion of the Company's 6% Convertible Debentures or in payment of interest on the Debentures by the Company.

(2) Also includes an indeterminate number of shares of Common Stock which may be issued with respect to such shares by way of a stock dividend, stock split, stock combination, recapitalization, merger, consolidation or otherwise.

(3) The registration fee has been calculated in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the closing bid and asked prices for the Registrant's Common Stock as reported on the OTC Electronic Bulletin Board on May 8, 2000.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED NOVEMBER   , 2000
INFORMATION CONTAINED IN THIS PROSPECTUS IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FORM SB-2. THESE SECURITIES MAY NOT BE SOLD NOR MAY AN OFFER TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY STATE.

                                250,000 WARRANTS
                            2,952,703 COMMON SHARES

                       AIRTECH INTERNATIONAL GROUP, INC.
                                ---------------

    Our common shares are traded on the over-the-counter Electronic Bulletin Board under the symbol "AIRG." There is no public market for our warrants and we do not intend to list our warrants on any exchange.

    This prospectus relates to the resale from time to time by the selling stockholders identified in this prospectus of up to:

    - 250,000 warrants to purchase shares of our common stock;

    - 250,000 shares of our common stock issuable upon exercise of the warrants;

    - 2,702,703 shares of our common stock issuable upon conversion of up to $2,500,000 in principal amount of our 6% Convertible Debentures Due 2002.

    We will receive no proceeds from the sale of our warrants or common stock by the selling stockholders identified in this prospectus. We will, however, receive proceeds from the sale of our common stock upon the exercise, if any, of the warrants.

    You should read this prospectus and any supplement carefully before you invest in Airtech. This prospectus may not be used to make sales of our common stock or warrants unless accompanied by a prospectus supplement. INVESTING IN OUR COMMON STOCK INVOLVES RISKS. RISK FACTORS BEGIN ON PAGE 4.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                The date of this Prospectus is November  , 2000.

    The following table of contents has been designed to help you find important information contained in this prospectus.

                               TABLE OF CONTENTS

SECTION                                                         PAGE
-------                                                       --------
Prospectus Summary..........................................      2

Risk Factors................................................      4

Description of Securities Purchase Agreement................      8

Plan of Distribution........................................     10

Use of Proceeds.............................................     11

Information on Selling Stockholders.........................     11

The Company.................................................     12

Company Properties..........................................     26

Litigation..................................................     26

Management's Discussion and Analysis........................     27

Directors, Executive Officers, Promoters and Control
  Persons...................................................     33

Executive Compensation......................................     35

Summary Compensation Table..................................     35

Security Ownership of Certain Beneficial Owners and
  Management................................................     38

Certain Relationships and Related Transactions..............     40

Market for Registrant's Common Equity and Related
  Stockholder Matters.......................................     41

Description of Securities...................................     41

Legal Matters...............................................     44

Experts.....................................................     44

Where To Find Additional Information........................     44

Index to Combined Financial Information.....................    F-1

                               PROSPECTUS SUMMARY

    This prospectus summary highlights selected information from this prospectus and does not contain all of the information that may be important to you. For a more complete description of this offering, you should read this entire prospectus as well as the additional documents we refer to under the heading "Where To Find Additional Information."

                                  OUR COMPANY

    Our principal business is the development, manufacturing, distribution and sale of air purification products for commercial and individual use. We currently manufacture and distribute a product line of ceiling-mounted purification units for commercial applications such as hotels, restaurants, bars, offices, print shops and casinos and portable residential purification units for individual use. We also manufacture and distribute a purification unit for use in automobiles, trucks and public transportation vehicles.

                            OUR PRODUCTS AND MARKET

    Our air purification products and technology can be applied to various commercial, residential, and medical markets. We market our air purification products through a combination of franchises offered by Airsopure, Inc. and Airsopure International Group, Inc., our wholly-owned subsidiaries, by direct sales efforts from our principal offices and through a distribution network with heating, ventilation and air conditioning companies. We have also licensed the distribution rights to use our name and technology in the countries of Taiwan, the Philippines, Turkey, Canada, Spain and the Peoples Republic of China. Our strategy is to identify national and international market niches which we believe are in need of air purification solutions and to exploit those markets through franchising, direct sales, licensing and strategic alliances with manufacturing representatives. The market for our products has grown based upon the increased public awareness of indoor air contamination. The Environmental Protection Agency has identified indoor air pollution as one of the five most urgent environmental crises in the United States. Air contamination includes bacteria, pollen, dust mites, smoke, plant spores, dust, solvents, glues, formaldehyde, carbon monoxide and dioxide and various viruses.

                        SUMMARY FINANCIAL AND OTHER DATA

    We are providing the following summary financial information to aid you in your analysis of the financial aspects of an investment in us. The table includes summary historical financial data for Airtech for the years ended
May 31, 1998, 1999 and 2000. We believe that this presentation is informative to you.

                                                           YEAR ENDED     YEAR ENDED     YEAR ENDED
                                                          MAY 31, 1998   MAY 31, 1999   MAY 31, 2000
                                                          ------------   ------------   -------------
ASSETS..................................................   $4,243,700    $ 2,849,781     $ 5,563,729
REVENUES................................................   $1,126,499    $ 1,030,469     $ 1,627,476
NET LOSS................................................   $ (870,671)   $(4,311,459)    $(2,441,594)
LOSS PER SHARE..........................................   $    (0.32)   $     (0.41)    $     (0.14)

                       OUR SECURITIES PURCHASE AGREEMENT

    On February 22, 2000, we entered into a securities purchase agreement with PK Investors LLC to raise up to $5,000,000 through the sale to PK Investors of our 6% convertible debentures with attached warrants to purchase up to 500,000 shares of our common stock. Upon execution of the securities purchase agreement, PK Investors purchased $2,500,000 in principal amount of our 6% debentures with attached warrants to purchase 250,000 shares of our common stock. The purchase price paid by PK Investors for the 6% debentures and attached warrants was $2,500,000. Under the terms of the securities purchase agreement, we also issued to PK Investors a conditional warrant to purchase the remaining $2,500,000 in principal amount of our 6% debentures and the remaining attached warrants to purchase 250,000 shares of our common stock. The conditional warrant expires on December 22, 2000. This prospectus relates to the resale of our warrants or common stock by the selling stockholders identified in this prospectus either in the open market or pursuant to negotiated transactions.

                                  RISK FACTORS

BECAUSE WE HAVE A LIMITED HISTORY OF OPERATIONS WE MAY NOT BE ABLE TO
  SUCCESSFULLY IMPLEMENT OUR BUSINESS PLAN.

    We have only five years of operational history in our industry. Accordingly, our operations are subject to the risks inherent in the establishment of a new business enterprise, including access to capital, acceptance of our products in the market and limited revenue from operations. We cannot assure you that our intended activities or plan of operation will be successful or result in revenue or profit to us.

WE HAVE A HISTORY OF LOSSES AND EXPECT FUTURE LOSSES.

    We have incurred operating losses for our fiscal years ended May 31, 1999 and 2000, and expect to sustain additional operating losses in the future. Our operating losses are attributable to the developing nature of our business and have resulted primarily from:

    - significant costs associated with the development of our products

    - marketing and distribution of our products

    - interest charges and expenses related to our current and previous debt and equity financings

    - minimal sales history of our recently developed products

OUR BUSINESS REQUIRES SIGNIFICANT EXPENDITURES WHICH WE MUST PAY BEFORE
  REALIZING ANY REVENUES.

    The development of our business and the development, sale and delivery of our products and services requires significant expenditures. A substantial portion of these expenditures must be made before we realize any revenues. Certain of our expenditures, including marketing, sales and general and administrative costs are expensed as they are incurred. Other expenditures, including product design, network design and costs to obtain regulatory approval, are deferred until the network or product is completed and operational. We will continue to incur significant expenditures in connection with the construction, acquisition, development and expansion of our products, services and customer base. Although we believe the net proceeds from our recent debt and equity sales to PK Investors are sufficient to implement our plan of operation, we may require additional financing in the future. We cannot assure you that any required additional financing will be available to us or that any additional financing will not materially dilute the ownership of our shareholders.

PK INVESTORS MAY NOT EXERCISE THE CONDITIONAL WARRANT TO PURCHASE AN ADDITIONAL
  $2,500,000 IN PRINCIPAL AMOUNT OF OUR 6% DEBENTURES WHICH COULD ADVERSELY AFFECT OUR BUSINESS.


    PK Investors holds a conditional warrant to purchase an additional $2,500,000 in principal amount of our 6% debentures with attached warrants to purchase 250,000 shares of our common stock. The exercise of the conditional warrant is within the sole discretion of PK Investors and we cannot demand that PK Investors exercise the conditional warrant. The conditional warrant expires on December 22, 2000 and we cannot assure you that PK Investors will exercise the conditional warrant. If PK Investors does not exercise the conditional warrant, we may not be able to fully implement our business plan which could materially affect our business and results of operations.


INCREASED COMPETITION FROM OUR COMPETITORS COULD PREVENT US FROM PENETRATING NEW
  MARKETS.

    Our business is becoming increasingly competitive. Competition has increased with society's growing awareness of air quality problems and the related demand for air purification products. We believe competition will continue to increase with the identification of new markets, such as:

    - the food and beverage industry where smoking problems among smoking and non-smoking customers exist or local ordinances impose smoking restrictions

    - the growth of cigar bars

    - the creation of smoking lounges in airports, office buildings, medical buildings and other public buildings

    - other smoking and non-smoking environmental demands

    - air contamination within hospitals and other medical facilities

    - air contamination within office buildings and other public buildings and facilities

    - air contamination within vehicle air conditioning systems

    - air contamination within homes

    As competition increases, we will compete with numerous companies in our market which have greater financial and technical resources than those available to us. Our inferior competitive position could have a material adverse affect on our ability to penetrate a new market and ultimately our profitability.

INCREASED TECHNOLOGICAL DEVELOPMENTS IN AIR PURIFICATION PRODUCTS COULD RENDER
  OUR PRODUCTS OBSOLETE.

    Our air purification products could be rendered noncompetitive or obsolete by future technological developments in our industry. We expect these technological developments to significantly increase competition in our industry. Many of the companies with which we compete and expect to compete have greater capital resources and more significant research and development staffs and marketing and distribution programs and facilities. Our ability to compete effectively may be adversely affected by the ability of these competitors to devote greater resources to technological developments and the sale and marketing of their products than us. Also, one or more of our competitors may succeed or may have already succeeded in developing technologies and products of which we are unaware and which may be more effective than the air purification products we are currently developing or marketing.

WE MAY NOT RECEIVE APPROVAL OF OUR MEDICARE SERIES 950 UNIT WHICH COULD
  SIGNIFICANTLY AFFECT OUR FUTURE RESULTS OF OPERATIONS AND PROFITABILITY.

    In October 1999, we applied to the Medicare administration for a Medicare reimbursement code number for our Medicare Series 950 air purification unit. The reimbursement code number would allow Medicare recipients to receive reimbursement for the cost of our Medicare Series 950. Approval of our Medicare Series 950 could significantly increase our profitability. We have not yet received approval of our Medicare application and we cannot assure you that our application will be approved by Medicare. If we do not receive Medicare approval, we may be forced to market the consumer version of the Medicare
Series 950 through direct sales and our existing distribution channels. We cannot assure you that these marketing efforts would be successful which could adversely affect our business and results of operations.

OUR STOCK IS TRADED ON THE OTC BULLETIN BOARD AND THE TRADABILITY IN OUR STOCK
  MAY BE LIMITED UNDER THE PENNY STOCK REGULATIONS.

    Our common stock is traded on the OTC Bulletin Board under the symbol "AIRG". The OTC Bulletin Board is not a recognized national securities exchange. If the trading price of our common stock is less than $5.00 per share, trading in our common stock would also be subject to the requirements of Rule 15g-9 under the Exchange Act. Under this rule, broker/dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements. The broker/dealer must make an individualized written suitability determination for the purchaser and receive the purchaser's written consent prior to the transaction.

    SEC regulations also require additional disclosure in connection with any trades involving a "penny stock", including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and our associated risks. Such requirements may severely limit the liquidity of our common stock in the secondary market because few brokers or dealers are likely to undertake such compliance activities. Generally, the term "penny stock" refers to a stock with a market price of less than $5.00 per share which is not traded on a national securities exchange or quoted on NASDAQ. An active trading market in our common stock may never develop because of these restrictions.

THERE IS A LIMITED PUBLIC MARKET FOR OUR COMMON STOCK AND WARRANTS AND ANY
  FUTURE TRADING PRICE OF OUR COMMON STOCK MAY DECLINE, MAKING IT DIFFICULT FOR YOU TO SELL YOUR STOCK.

    Currently, there are a limited number of market makers for our common stock and there can be no assurance that a market for our shares will continue with any consistency. An illiquid market for our common stock may result in price volatility and poor execution of buy and sell orders for our investors. There is no public market for our warrants and we cannot assure you that one will develop. We do not intend to list our warrants on any exchange.

WE DEPEND ON OUR KEY PERSONNEL FOR OUR FUTURE SUCCESS INCLUDING OUR FOUNDERS,
  C J COMU AND JOHN POTTER.

    Our future success depends to a significant extent upon the continued employment of our founders C J Comu and John Potter. Competition for qualified personnel is intense in our industry, and we cannot assure you that we will be successful in attracting and retaining qualified, top-level personnel. The limited availability of qualified individuals could become an issue of increasing concern in the future. We do not maintain insurance on the lives of any of our officers or key employees. Our future success largely depends on the ability of our qualified personnel to manage and conduct our operations and implement our business plan. The loss of services of our founders or other key officers and directors could adversely affect our prospects for success.

WE RECENTLY IMPLEMENTED A FRANCHISE PROGRAM TO MARKET OUR RESIDENTIAL PRODUCTS
  WHICH MAY NOT BE SUCCESSFUL.

    We recently implemented a franchise program to market and sell our residential air purification products utilizing a retail store outlet concept. We are presently registered or authorized to offer these franchises in 38 states. We cannot assure you that we will be able to maintain or obtain effective registration for our intended franchise program in these or future states.

    Our franchise policy allows franchisees to operate under our trade name. We believe this policy promotes name recognition for both our business and for the independently owned franchise locations. This policy, however, also increases the possibility that one of our franchisees may engage in an activity that results in negative publicity about us. This negative publicity could affect our operations and our ability to sell additional franchises.

    Our retail franchise program is an important part of our business plan to market our residential products. We cannot assure you that we will be successful in the sale of our franchises. If our franchise program is unsuccessful, we will be forced to market our residential products through other channels such as direct sales and manufacturer's representatives. This approach could materially affect our product sales and thus our profitability.

WE DISCONTINUED OFFERING FRANCHISES TO SELL OUR COMMERCIAL PRODUCTS WHICH MAY
  NEGATIVELY IMPACT OUR FUTURE SALES.

    As of May 31, 2000, we had 18 franchisees who market our commercial products. During fiscal year 2000, we elected to discontinue offering additional commercial franchises. We elected to discontinue our commercial franchise program to enable us to pursue marketing our commercial products through manufacturing representatives and direct sales efforts from our corporate offices. We cannot assure you that this new marketing approach for our commercial products will be successful. If unsuccessful, we may not be able to increase sales from our commercial products which could materially affect our future profitability.

WE HAVE NOT PAID ANY DIVIDENDS IN THE PAST AND DO NOT ANTICIPATE PAYING
  DIVIDENDS IN THE FUTURE.

    We anticipate using the proceeds received from our debt and equity sales to PK Investors and any future earnings to promote and increase our business and for other working capital uses. We have not paid or declared any dividends in the past. Based upon our present financial status and our contemplated financial requirements, we do not anticipate paying any dividends upon the shares offered by this Prospectus for the foreseeable future. While we may declare dividends at some time in the future, we cannot assure you of the timing of future dividends, if any.

                           FORWARD LOOKING STATEMENTS

    he statements we make in this prospectus that are not historical fact are "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. The words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "believes," "estimates," "projects" or similar expressions are intended to identify these forward-looking statements. These statements are subject to risks and uncertainties beyond our reasonable control that could cause our actual business and results of operations to differ materially from those reflected in our forward-looking statements. The safe harbor provisions provided in the Securities Litigation Reform Act do not apply to forward-looking statements we make in this prospectus.

    Forward-looking statements are not guarantees of future performance. Our forward-looking statements are based on trends which we anticipate in our industry and our good faith estimate of the effect on these trends of such factors as industry capacity, product demand and product pricing. In addition, our forward-looking statements are subject to our ability to reverse the current negative trend in our financial results.

    The inclusion of projections and other forward-looking statements should not be regarded as a representation by us or any other person that we will realize our projections or that any of our forward-looking statements contained in this prospectus will prove to be accurate. We will not update any forward-looking statements other than as required by law.

                  DESCRIPTION OF SECURITIES PURCHASE AGREEMENT

OUR AGREEMENT

    On February 22, 2000, we entered into a securities purchase agreement with PK Investors to raise up to $5,000,000 through the sale to PK Investors of our 6% Convertible Debentures Due 2002 with attached warrants to purchase up to 500,000 shares of our common stock. Upon execution of the securities purchase agreement, PK Investors purchased $2,500,000 in principal amount of our 6% debentures with attached warrants to purchase 250,000 shares of our common stock. The purchase price paid by PK Investors for our 6% debentures and attached warrants was $2,500,000 which represents the total amount we have received under the purchase agreement through June 30, 2000. Under the terms of our purchase agreement, we also issued to PK Investors a conditional warrant to purchase the remaining $2,500,000 in principal amount of 6% debentures and the remaining attached warrants to purchase 250,000 shares of our common stock for a purchase price of $2,500,000. The exercise of the conditional warrant and our receipt of an additional $2,500,000 under the purchase agreement is within the sole discretion of PK Investors.

DESCRIPTION OF 6% DEBENTURES

    Our 6% debentures purchased by PK Investors have a maturity date of February 22, 2002 at which time the principal amount and all accrued interest is due and payable. No interest payments are due prior to maturity of the 6% debentures. We may, at our option, pay the accrued interest at maturity by issuing shares of our common stock to the debenture holder at a price equal to the conversion price of our common stock as described below. The debentures are convertible at any time at the option of the holder into shares of our common stock, provided at no time may PK Investors own more than 4.9% of our outstanding common stock without giving us 61 days prior written notice. See "Limitation on Stock Ownership of PK Investors" on page 10 of this prospectus. The conversion price of our common stock used in calculating the number of shares issuable upon conversion, or in payment of interest on the 6% debentures, is the lesser of

    - 110% of the average closing bid price of our common stock for the five trading days prior to the date of initial payment; and

    - the product obtained by multiplying 0.80 by the average of the three lowest closing bid prices of our common stock during the thirty trading days prior to the date we receive a conversion notice from a debenture holder.

    In the event of a "change of control", the holders of the 6% debentures may require us to redeem the 6% debentures at a redemption price equal to 125% of the aggregate outstanding principal and accrued interest on the 6% debentures. A "change of control" includes:

    - acquisition by an entity or group of more than 50% of our voting stock;

    - merger or consolidation;

    - a change in a majority of our existing board of directors; or

    - a sale of substantially all of our assets.

DESCRIPTION OF WARRANTS

    The warrants purchased by PK Investors on February 22, 2000 entitle PK Investors to purchase 250,000 shares of our common stock at an exercise price of $2.6124 per share. The warrants expire on February 22, 2005. The warrants are subject to exercise price adjustments upon the occurrence of certain events including stock dividends, stock splits, mergers, reclassifications of stock or our recapitalization. The exercise price of the warrants is also subject to reduction if we issue any rights, options or warrants to purchase shares of our common stock at a price less than the market price of our shares as quoted on the over-the-counter bulletin board market. Also, if at any time, we declare a distribution or dividend to the holders of our common stock in the form of cash, indebtedness, warrants, rights or other securities, the holders of the warrants will be entitled to receive the distribution or dividend as if the holder had exercised the warrant.

DESCRIPTION OF THE CONDITIONAL WARRANT ISSUED TO PK INVESTORS

    The conditional warrant issued to PK Investors on February 22, 2000 entitles PK Investors to purchase up to an additional $2,500,000 in principal amount of our 6% debentures and additional warrants to purchase 250,000 shares of our common stock. The conditional warrant expires on December 22, 2000 and cannot be extended by us. The conditional warrant may be exercised by PK Investors in whole or in part at any time prior to expiration. The terms and conditions of the 6% debentures and warrants issuable upon exercise of the conditional warrant are the same as described above, except that the exercise price of the warrants is equal to 110% of the average closing bid price of our common stock on the over-the-counter bulletin board market for the five trading days prior to the date of exercise of the conditional warrant. There are no assurances that PK Investors will exercise the conditional warrant.

MANDATORY EXERCISE OF CONDITIONAL WARRANT

    The conditional warrant enabled us to require PK Investors to exercise the conditional warrant at any time upon the expiration of 90 days after the registration statement relating to the warrants and common stock offered by this prospectus is declared effective by the SEC. Because the registration statement was not declared effective within 90 days of the expiration date, we can no longer require mandatory exercise of the conditional warrant. Our ability to require exercise of the conditional warrant expires on December 22, 2000 and is subject to the closing bid price of our common stock on the date we require exercise being greater than $2.6124 per share. We also could not require mandatory exercise of the conditional warrant if any of the following conditions exist:

    - we have made a public announcement of a material corporate event which has not been abandoned or terminated;

    - our common stock is delisted or suspended from trading;

    - we have amended our Articles of Incorporation without the consent of PK Investors;

    - the closing bid price of our common stock is less than $2.00 per share;

    - the trading volume of our common stock is less than 30,000 shares per day during the 30 day period prior to our request for exercise of the conditional warrant; or

    - we have not reserved sufficient shares of our common stock required to be issued upon exercise of the warrants or conversion of the 6% debentures.

    The conditional warrant does not contain any provisions which would allow a waiver of any of the above conditions.

OUR COVENANTS WITH PK INVESTORS

    We may not, without the prior written consent of PK Investors, offer or sell any of our securities for a period commencing on February 22, 2000 and expiring 270 days after the registration statement relating to the warrants and common stock offered by this prospectus is declared effective by the SEC, except as follows:

    - securities issued for an aggregate of at least $15 million in connection with a firm commitment, underwritten public offering;

    - shares of common stock issued in connection with our acquisition of another entity;

    - shares of common stock issued to directors, officers, employees or consultants which together with shares of common stock issuable upon the exercise of any new options granted after February 22, 2000 do not exceed 750,000 shares;

    - shares of common stock issued with respect to options outstanding as of February 22, 2000 not to exceed 750,000 shares; and

    - shares of common stock in connection with a stock split, stock dividend or similar recapitalization which affects the holders of all of our shares of common stock.

LIMITATION ON STOCK OWNERSHIP OF PK INVESTORS

    Our securities purchase agreement with PK Investors provides that at no time may PK Investors, together with its officers, directors and affiliates, maintain ownership of more than 4.9% of our outstanding common stock, unless PK Investors gives us at least 61 days prior notice of their intent to exceed 4.9%.

REGISTRATION RIGHTS AGREEMENT WITH PK INVESTORS

    Simultaneously with the execution of the securities purchase agreement, we entered into a registration rights agreement with PK Investors. The securities offered by this prospectus are in compliance with our obligations under the registration rights agreement. The holders of the warrants and 6% debentures are also entitled under the registration rights agreement to certain "piggy-back" registration rights if we file a registration statement relating to the sale of securities for our own account. This means the holders of the warrants and 6% debentures may participate and sell shares in our public offering, except for shares registered by us for issuance under our employee stock option plans or in a merger or exchange in which our shares are issued in exchange for other securities.

    Under the registration rights agreement, if the registration statement relating to the securities offered by this prospectus was not declared effective by the SEC on or before June 27, 2000, we were obligated to pay a registration default fee to PK Investors of $50,000 per month. The default fee is due and payable in cash on the last day of each month until the registration statement is declared effective. As of July 31, 2000, we have paid $75,000 in default fees to PK Investors. As of October 31, 2000, we owe an additional $150,000 in default fees to PK Investors. We are currently in negotiations with PK Investors to waive these additional fees on the effective date of the registration statement.

                              PLAN OF DISTRIBUTION

    The selling stockholders named in this prospectus or their pledgees, donees, transferees or other successors-in-interest are free to offer and sell their warrants and common stock at such times, in such manner and at such prices as they may determine. The types of transactions in which the warrants or common stock are sold may include transactions in the over-the-counter bulletin board market (including block transactions), negotiated transactions, the settlement of short sales of common stock, or a combination of these methods of sale. The sales will be at market prices prevailing at the time of sale or at negotiated prices. The transactions may or may not involve brokers or dealers. The selling stockholders have advised us that they do not have any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities.

    The selling stockholders may effect transactions by selling our warrants or common stock directly to purchasers or to or through broker-dealers, which may act as agents or principals. Broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders. Broker-dealers may also receive compensation from the purchasers of our warrants or common stock for whom they act as agents or to whom they sell as principal, or both. The compensation to a particular broker-dealer might be in excess of customary commissions.

    The selling stockholders and any broker-dealer that acts in connection with the sale of warrants or common stock may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act. Any commissions received by broker-dealers and any profit on the resale of our warrants or common stock sold by them while acting as a principal may be deemed to be underwriting discounts or commissions. The selling stockholders may agree to indemnify any agent or broker-dealer that participates in a transaction involving sales of our warrants or common stock against certain liabilities.

    Because the selling stockholders may be deemed "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to prospectus delivery requirements. We have informed the selling stockholders that the anti-manipulation rules of the SEC, including Regulation M under the Exchange Act, may apply to sales by the selling stockholders in the market and have provided the selling stockholders with a copy of these rules and regulations.

                                USE OF PROCEEDS

    We are registering our warrants and shares of common stock offered by this prospectus to satisfy our contractual obligation to PK Investors. We will not receive any of the proceeds from the sale of our warrants or common stock by the selling stockholders under this prospectus. We will, however, receive proceeds from the issuance of our common stock upon the exercise, if any, of our warrants.

    On February 22, 2000, PK Investors purchased $2,500,000 in principal amount of our 6% debentures with attached warrants to purchase 250,000 shares of our common stock. The purchase price for the 6% debentures and warrants was $2,500,000. We used the proceeds received from PK Investors as follows:


Reduction of payables.......................................  $  275,000
Inventory purchases.........................................     275,000
Product testing.............................................      50,000
Commissions on sales of 6% debentures.......................     250,000
General corporate purposes..................................     250,000
Working capital to fund future operations...................   1,400,000
                                                              ----------
  TOTAL.....................................................  $2,500,000
                                                              ==========

                      INFORMATION ON SELLING STOCKHOLDERS

    The following table includes certain information with respect to the selling stockholders as of June 30, 2000. The selling stockholders are not an affiliate of ours and have not had a material relationship with us or any of our predecessors during the past three years. The selling stockholders are not registered broker-dealers or affiliates of any registered broker-dealers.

                                                                                           APPROXIMATE
                                                      MAXIMUM NUMBER                      PERCENTAGE OF
                                                       OF SHARES OF        MAXIMUM           COMMON
                              BENEFICIAL OWNERSHIP     COMMON STOCK       NUMBER OF        STOCK TO BE
                              OF COMMON STOCK AS OF    OFFERED FOR     WARRANTS OFFERED    OWNED AFTER
NAME                           JUNE 30, 2000(2)(3)      SALE(2)(3)         FOR SALE         OFFERING
----                          ---------------------   --------------   ----------------   -------------
PK Investors LLC(1).........        5,905,405           2,952,703          250,000                0%

------------------------

(1) As of June 30, 2000, PK Investors held $2,500,000 in principal amount of our 6% debentures and warrants to purchase 250,000 shares of our common stock. As of May 31, 2000, PK Investors also held a conditional warrant to purchase an additional $2,500,000 in principal amount of 6% debentures and additional warrants to purchase 250,000 shares of our common stock.

(2) Assumes the conversion of $2,500,000 in principal amount of our 6% debentures to common stock and the exercise of all of the warrants accompanying our 6% debentures to purchase 250,000 shares of our common stock.

(3) Our securities purchase agreement with PK Investors provides that at no time may PK Investors, together with its officers, directors and affiliates, maintain ownership of more than 4.9% of our outstanding common stock, unless they give us at least 61 days prior notice of their intent to exceed 4.9%. The total number of shares of our common stock owned beneficially and offered for sale assumes that PK Investors has given us notice of their intent to exceed 4.9% ownership of our common stock.

                          AIRTECH INTERNATIONAL GROUP

ORGANIZATION AND DEVELOPMENT

    Airtech International Group, Inc. was incorporated in the State of Wyoming on August 8, 1991 under the name Interactive Technologies Corporation, Inc. Until May, 1998, Interactive Technologies was principally engaged in developing and producing interactive television and media programming for distribution through cable, broadcast, direct satellite television and the Internet. Interactive Technologies conducted this line of business through ownership of proprietary software and a trademark known as Rebate TV. Rebate TV offered network viewers rebates through an interactive program accessed by touch-tone phones. In addition, Interactive Technologies owned licensed rights obtained from the Federal Communications Commission to operate an interactive video and data service system in the Melbourne-Titusville, Florida metropolitan area. A second system owned by Interactive Technologies and located in the Charleston, South Carolina metropolitan area was sold in 1997.

    On May 31, 1998, we acquired all of the outstanding shares of common stock of Airtech International Corporation, a Texas corporation. Airtech Corporation was founded in 1994 as a distributor of air purification products for Honeywell/Envirocaire. In January of 1996, Airtech Corporation outgrew the distributorship business and began manufacturing two of its own air purification products. The total purchase price of $22,937,760.00 for the stock acquisition was paid through the issuance of 10,500,000 shares of Interactive Technologies' common stock, 11,858,016 shares of Interactive Technologies' Series "A" Convertible Preferred Stock and $9,000,000.00 in principal amount of Interactive Technologies' convertible debentures. The shares of common stock and Series "A" preferred stock were each valued at $0.625 per share. We accounted for the stock acquisition using the purchase method of accounting, with Airtech Corporation deemed the purchaser for purposes of our consolidated financial statements.

    On July 31, 1998, the 11,858,016 shares of Series "A" preferred stock and the $9,000,000 of convertible debentures, including accrued interest, were converted into 11,858,016 and 13,071,429 shares of our common stock. After conversion, the total number of outstanding shares of our common stock was approximately 50,000,000 shares. On October 5, 1998, our shareholders approved a one for five reverse split of our common stock which reduced the number of outstanding shares of our common stock to approximately 10,000,000 shares and increased the par value of our common stock from $0.01 to $0.05 per share. The reverse stock split was effective as of November 9, 1998.

    In February 1998, we discontinued the original line of business of Interactive Technologies relating to interactive television and media programming, including the Rebate TV product. The software, trademark and license rights are the only assets of these discontinued lines of business. These assets have no carrying value on our financial statements because the products were discontinued prior to our acquisition of Airtech Corporation. We discontinued these original lines of business to enable us to concentrate on the development, manufacture, distribution and sale of the air purification products offered by Airtech Corporation and its subsidiaries. We are currently marketing the remaining assets for sale with no firm commitments or agreements in place.

    Since the discontinuation of our original lines of business, we have been engaged with our wholly-owned subsidiaries, Airtech Corporation, Airsopure, Inc., and Airsopure International Group, Inc. in the development, marketing and sale of air purification systems for commercial, residential and automobile use. Airsopure was incorporated on March 5, 1997 in the State of Texas to implement and operate a franchise program for the sale of commercial building air purification products developed and manufactured by Airtech Corporation. Airsopure International was incorporated on January 5, 2000 in the State of Nevada to implement and operate a franchise program to facilitate the opening of consumer retail stores for the sale of our residential air purification products.

    On November 30, 1995, we incorporated McCleskey Sales and Service, Inc. in the State of Texas to integrate the distribution and sale of air purification products by Airtech Corporation with the heating, ventilation and air conditioning service business. Effective May 31, 1999, we discontinued the operations of McCleskey Sales based upon the incompatibility of the heating and air conditioning service business with Airtech Corporation's business of manufacturing and distributing high quality air purification products. Our cash expenses to discontinue the operations of McCleskey Sales were minimal.

    In January 1999, we formed Airsopure 999, L.P., a Texas limited partnership, for the purpose of developing, marketing and distributing our Model S-999 automobile air purification system. Our wholly-owned subsidiary, Airsopure, is the general partner of the limited partnership.

    In October 1999, we applied to the Medicare administration for a Medicare reimbursement code number for our Medicare Model 950. The reimbursement code number allows Medicare recipients to receive reimbursement for the cost of our Medicare Model 950. Our Medicare application is pending. We have not yet received approval for a specific reimbursement code number, although Medicare has allowed us to invoice Medicare using a non-assigned code number. The non-assigned code number does not guarantee Medicare reimbursement to Medicare recipients.

    From February 2000 through June, we opened four retail stores in Addison, Texas, Arlington, Texas, Jackson, Tennessee and Kansas City, Missouri. During 2000, we sold the two stores located in Jackson, Tennessee and Kansas City, Missouri to the managers of those stores. We also consolidated the store located in Arlington, Texas with the store located in Addison, Texas. We opened these retail stores to facilitate the sale of our home consumer line of air purification products. These retail stores are also prototypes for future franchise retail stores offered by Airsopure International.

    On October 16, 1998, we changed our name from Interactive Technologies Corporation, Inc. to Airtech International Group, Inc. Our address is 15400 Knoll Trail, Suite 200, Dallas, Texas 75248. Our telephone number is (972) 960-9400 and our web site can be accessed at www.airtechgroup.com. The web site of Airsopure can be accessed at www.airsopure.com.

BUSINESS

    We are engaged in the development, manufacturing, marketing and sale of indoor air purification products for commercial and residential use. We also manufacture and market an air purification system for use in automobiles. Our strategy is to identify those markets which we believe are in need of solutions to indoor air contamination problems. We propose to exploit these identified markets through direct sales, franchising, licensing and strategic alliances with manufacturing representatives.

    Indoor air contamination exists in the form of particulates, gases or viruses in the air we breathe, whether in an office building, retail or commercial establishment or our homes. The public is generally aware of the dangers of outside air pollution through "ozone alert days" which suggest limited outdoor activities on those days. We believe, however, that the general public is unaware that exposure to our immune systems of unseen indoor air contaminants is normally six to seven times more hazardous than outside air. These air contaminants include bacteria, pollen, dust mites, smoke, plant spores, dust, solvents, glues, formaldehyde, carbon monoxide, carbon dioxide, viruses, and diseases such as tuberculosis, meningitis, and hepatitis. Indoor air contaminants also include volatile organic compounds or "VOCs" which occur when airborne contaminants combine and become unstable. Examples of these volatile compounds are benzene, styrene, arsenic and polychlorinated biphenyls.

    For millions of people, exposure to indoor air contaminants means experiencing headaches, watery eyes, dizziness, lethargy, digestive problems, nausea, nose and throat irritation. Statistics indicate that many legitimate employee absences are "respiratory related" and that these absences have a profoundly negative impact on productivity and profits. Historically, the methods of addressing and treating indoor air contamination were to open windows and doors to bring "fresh air" into an area or to use air cleaners such as ozone generators or electro-static air "cleaners" to attempt to purify the existing indoor air. We believe that these methods do not effectively handle the air contamination problems which exist today. Although considered effective at the time of conception, we regard these cleaners as obsolete in the current air purification marketplace.

    Our air purification products provide an inexpensive solution to air contamination problems and concerns. Our products can be applied to various commercial and residential uses and are ideally suited for a variety of users that experience air contamination problems, including office buildings, restaurants, bars, public buildings, nursing homes, hospitals, schools, dental offices, waiting rooms, homes, airplanes, vehicles and residences. Our products substantially remove or destroy microorganisms in the air, eliminate organic odors and break down volatile compounds into harmless basic compounds.

FRANCHISE OPERATIONS

    We operate a franchise program designed to leverage our expertise with the energies and investment of a franchise network. We see this as a means of producing revenues for cash flow purposes from franchise fees, sales of products to the market and royalty fees based upon the gross sales generated by the franchisee. We currently have 18 franchisees who sell our commercial products in various parts of the United States. These franchisees market and sell our commercial building products through franchise agreements with Airsopure, Inc., our wholly owned subsidiary. Each franchise agreement has an initial term of five years and the franchisee may renew the franchise for successive additional five year periods. Five of our current franchises expire in fiscal year 2003 and thirteen in fiscal year 2004.

    During fiscal year 2000, we elected to discontinue offering our commercial franchises through Airsopure and began marketing our commercial products through direct sales efforts from our corporate office. We also implemented a program to pursue the marketing of our commercial products through manufacturing representatives. Based upon our estimate of approximately 260,000 manufacturing representatives nationwide, we believe this marketing approach will provide us with broader exposure of our commercial products. We also believe this broader exposure will increase the overall market of our commercial products above the levels previously recognized through our commercial franchise program.

    We are also directing our franchise efforts and resources to our new residential/retail franchise concept. To implement this new concept, we formed Airsopure International Group, Inc., as a wholly owned subsidiary, to commence a franchise program for the marketing and sale of our residential air purification units. Airsopure International is qualified to offer our franchises in 38 states. These franchises are consumer oriented and utilize a retail store outlet concept. We provide a five day Indoor Air Quality Certification program for each approved franchisee. Our franchise program provides each franchisee with a protected territory. We also coordinate an advertising program with our franchisees to provide an unlimited number of leads and future potential accounts to serve. The start-up costs for purchasing and establishing a retail store franchise range from $90,000 to $100,000, which includes up to a $25,000 franchise fee to us. The remainder of the costs are estimates for the purchase of inventory, furniture and fixtures and minimum required working capital. We are also entitled to receive a monthly royalty fee equal to 5% of the gross sales generated by each franchisee for the immediately preceding month. We believe the exposure the franchisee will bring to our consumer residential products will enhance and expand the overall market for our products. We commenced marketing the residential/ retail franchises in February 2000 and have sold eight franchises through August 31, 2000.

INDUSTRY OVERVIEW

    The Environmental Protection Agency has identified indoor air pollution as one of the five most urgent environmental concerns in the United States. According to the EPA, poor air quality may affect one third to one half of the commercial buildings in the United States. These affected commercial buildings are referred to in the industry as "sick buildings" and represent a potentially large market for our air purification systems. The term "sick building" can also be applied to any commercial or private environment where airborne contaminants pose a potential health hazard. The EPA asserts that the average American spends roughly 90 percent of his or her time indoors (Consensus 1988; EPA 1988) and can be breathing air more seriously polluted than outdoor air in even the largest and most industrialized cities. Government statistics indicate that 10 to 25 million people working in 800,000 to

1.2 million commercial buildings have developed respiratory symptoms related to indoor air pollution. These statistics translate to a loss in business productivity that we believe could approach $60 billion a year. People in "vulnerable categories" are particularly sensitive to indoor air quality and indoor air pollution. These "vulnerable categories" include many older individuals, those individuals who are susceptible to allergies, asthma and other respiratory ailments, and young children. We estimate that more than 30 percent of the U.S. population falls within these categories.

    The rising drug resistance within the U.S. population is also becoming a major health issue. There are approximately 160 antibiotics available to fight disease. Many of these antibiotics, however, are no longer effective on certain virulent organisms, including tuberculosis and certain types of hospital-based staphylococcus infections. Many viral and bacterial infections are airborne and are primarily transmitted through the air. The first line of defense against these diseases is prevention through improvement of indoor air quality.

    Health experts have expressed special concern about people with asthma. These people have very sensitive airways that react to various irritants in the air which make breathing difficult. The number of people diagnosed with asthma has significantly increased in recent years. Since 1970, the number of asthmatics in the United States has increased 59 percent which represents approximately 9.6 million people. There are approximately seventeen million asthmatics in the United States. Asthmatics account for 500,000 hospitalizations and $6.2 billion in health care costs annually. Asthma in children under 15 years of age has also increased 41 percent during the same period representing a total of 2.6 million children. The number of deaths from asthma has increased 68 percent since 1979 (Source: Asthma and Allergy Foundation of America).

    Bacteria, molds, pollen and viruses are types of biological contaminants. These biological contaminants breed in stagnant water and accumulate in air ducts, humidifiers, drain pans, and areas where water has condensed or collected on ceiling tiles, carpeting or insulation. Insect, bird and dust mite droppings can also be a source of biological contaminants. Physical symptoms related to biological contamination include fatigue, cough, chest tightness, fever, chills, head and muscle aches, and allergic responses such as mucous membrane irritation and upper respiratory congestion. One indoor bacteria, Legionella, has caused both Legionnaire's Disease and Pontiac Fever (Source: April 1991 Environmental Protection Agency Report [Air and Radiation] Anr-445-W).

    There is a growing awareness of the health hazards of airborne microbes, also referred to as bioaerosols. Bioaerosols are extremely small living organisms or fragments of organisms suspended in the air. Dust mites, molds, fungi, spores, pollen, bacteria, viruses, amoebas, fragments of plant materials, and human and pet dander are examples of bioaersols. Bioaersols are capable of causing severe health problems. Some bioaersols, such as viruses and bacteria, cause infections, like a cold or pneumonia, and others cause allergic reactions. An allergic reaction occurs when a substance provokes formation of antibodies in a susceptible person. Bioaerosols may cause allergic reactions on the skin or in the respiratory tract. Rashes, hay fever, asthma, breathing difficulties, and runny noses are common allergic reactions.

    Bioaerosols build up in closed indoor environments and are passed through an entire building through central ventilation systems. The contamination of an entire building through bioaerosols is commonly referred to as "sick building syndrome." Bioaerosols are found in a variety of settings such as residences, office buildings, medical and dental offices and hospitals, but cannot be seen without a magnifying glass or microscope. Exposure to bioaerosols is much higher in most enclosed locations where people congregate, such as schools, theaters, airplanes, restaurants and shelters. Occurrences of sick building syndrome have escalated largely because of the increased demand for reduced operating costs in public buildings, particularly ventilation systems. The demand for reduced operating costs created construction of "tight" buildings which are dependent on mechanical air circulation systems rather than windows. These air circulation systems recycle bioaerosols throughout the building creating sick building syndrome.

    Research has made it evident that air contaminants found in heating, ventilation and air-conditioning systems and airtight buildings are responsible to a large degree for sick building syndrome. The heating and air conditioning community and the American Society of Heating, Refrigeration and Air Conditioning Engineers have suggested that the use of higher ventilation rates utilizing fresh outside air would dilute air contaminants and alleviate the sick building syndrome to a great extent. In response to this suggestion and in an effort to improve air quality, building operators have increased ventilation by bringing in more fresh outside air. This process has resulted in increased building costs created by having to heat or cool and dehumidify the outside air. The process is also somewhat ineffective to the extent that polluted inside air is diluted with polluted outside air.

PRODUCTS

    Our product line consists of the following:

    Series 12: Our Series 12 is designed to fit into a 2 x 4-foot space of a ceiling. This unit filters approximately 1200 cubic feet of air each minute removing particulates, gases and odors. Markets for this unit include the food and beverage industry, hospital and nursing homes, print shops, office buildings and other industries with problems involving cigarette or cigar smoke, odors and particulates. The retail price of our Series 12 is $3,490.00. For the 21 months ended May 31, 2000, we have sold 308 of these units to our franchisees and national accounts.

    Series 14: Our Series 14 is designed to mount against a wall at the joining point of the wall to the ceiling. The unit is approximately 36" x 14" x 14". The unit filters approximately 400 cubic feet of air per minute. Markets for this unit include those users having problems with any particulate, gas or odor found in rooms under 400 square feet, such as hotel rooms, offices, classrooms, patient rooms and small shops. Multiple units can be installed to accommodate larger rooms. The retail price of our Series 14 is $990.00. For the 21 months ended May 31, 2000, we have sold 116 of these units to our franchisees and national accounts.

    Series 18: Our Series-18 is a commercial unit which can service up to five offices or rooms with inexpensive flex duct work. The unit is installed above the ceiling and is out of view. The unit requires no modifications to the existing heating and air conditioning system and operates in a very quiet fashion. The retail price of our Series 18 is $2,990.00. For the 21 months ended May 31, 2000, we have sold 48 of these units to our franchisees.

    Series 30: Our Series 30 is in the laboratory test stage. The Series 30 is a residential unit which is adaptable to existing duct work used in existing heating, air conditioning and ventilation systems. We have built prototype units for our sales models. We are engaged in preliminary market discussions with various users and expect to begin production of the Series 30 units on or before September 1, 2000.

    Series 999: We developed our Series 999 as an automotive after market product for mounting in the trunk of new and used cars. The unit was designed to move 100 cubic feet of air per minute with complete air changes in an automobile every 20 seconds. The retail price of our Series 999 is $600. For the 21 months ended May 31, 2000, we have sold 655 of these units. These sales were primarily to Airsopure 999, L.P. of which Airsopure, Inc., the Company's wholly owned subsidiary, is the general partner.

    Medicare Series 950: Our Medicare Series 950 is a free standing, portable unit. In October 1999, our Medicare Series 950 unit was submitted to Medicare for approval and issuance of a Medical reimbursement code number. The Medicare reimbursement code number would enable Medicare recipients to receive reimbursement for the cost of the Medicare Series 950 unit. We have proposed to offer our Medicare Series 950 to Medicare recipients for a retail price of $795. As of June 30, 2000, we have not sold any Medicare Series 950 units to the Medicare market.

    Consumer Series 950: Our Consumer Series 950 unit is similar to the Medicare Series 950 with alterations for a larger array of filtration for contaminants. The estimated retail price of the Consumer Series 950 is $1,495.00. As of May 31, 2000, we have sold 78 of these units since
    January 2000.

    Down Draft Tables: Our down draft tables were designed for the nail manicure industry and first introduced in January 1996. The units have largely been discontinued with our remaining inventory of approximately 10 units available for a retail price of $2,000.00. We discontinued our down draft table line based upon a decline in market demand which resulted in production and marketing expenses exceeding proposed sales.

    Replacement Filters: We manufacture our sorbent media filters by purchasing pre-filter material in bulk and cutting the material in our production facility to proper sizes to fit our units. Our hospital grade HEPA filters are out-sourced for production. The trisorbent filters are also outsourced for manufacture, but assembled at our production facility. The life of the filters required by our air purification units varies with the type of unit and the degree of contamination; however, we estimate that each unit sold will require an average of one to two complete filter changes per year. The filters required by our ceiling units have a retail price of $268 to $462 depending on uses. The automobile unit will require approximately $100 in replacement filters per year and the portable residential units approximately $150 per year.

PRODUCT DEVELOPMENT AND REDESIGN

    We do not anticipate any major expenditures during fiscal year 2001 to develop or redesign our existing products or our products in the developmental stage which will not be offset by estimated product sales. Instead, we intend to focus our available capital resources on the marketing and distribution of our current line of marketable air purification products. We will, however, adapt or redesign our products to meet changing customer demands or to respond to requests in the market for made-to-order products. Our decision to redesign or develop a particular product will be based upon whether estimated sales to respond to a particular product need will be sufficient to offset estimated development or redesign costs.

    We anticipate start up costs during fiscal year 2001 on our Medicare and Consumer Series 950 units and redesign costs on our Series 14 unit. The product cases for these units utilize a hardened plastic case which requires injection molding. We estimate the engineering and mold tooling costs for these units to be in the range of $500,000. We will not commit to these costs unless our estimated sales of these units are sufficient to offset the related development and design costs.

    We also intend to evaluate the inclusion of photocatalytic oxidation technology into both our existing and developmental products for the purpose of increasing the air purification efficiency of these products. Photocatalytic oxidation occurs when ultra violet light waves are passed through a titanium screen creating a chemical reaction. The chemical reaction increases air purification efficiency by eliminating volatile compounds within the unit.

OPERATIONS

    We currently maintain a warehouse production facility of approximately 10,000 square feet in Dallas, Texas. In this facility, we are able to assemble a combined total of approximately 1,000 of our Series S-12, S-14, and S-18 units. We believe our warehouse facility is adequate for our current and estimated future production needs. The anticipated unit volume sales of the Series 999 automobile unit and the Series 950 unit during fiscal year 2001 caused management to select out-sourcing for production of these units.

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COMPETING PRODUCTS AND TECHNOLOGIES

    The current air filtration products and technologies available in the market which compete with our products include the following:

    - Activated carbon filters for use in heating, ventilation and air conditioning units

    - High Efficiency Particulate Air ("HEPA") filters

    - Ozone generators

    - Anti-microbial chemically treated filters

    - High energy UV light

    - Ionizers

    - Electrostatic precipitators

    - Media filtration

    - Photocatalytic oxidation technology

    - Various combinations of the above

    These products and technologies are individually designed to provide various levels of "air filtration" of air contaminants and not "air purification." We believe a combination of several of these products and technologies must be implemented to achieve effective "air purification". The individual air purification ineffectiveness of these products is the result of the following factors:

    Activated carbon filters absorb a number of volatile compounds and large microorganisms such as dust mite droppings, which stick to dust particles in the air, but do not remove other microorganisms from the air. The efficiency rate declines over time as the carbon filters are clogged with pollutants. The process alone is non-regenerating and the filters can be expensive to operate due to increased power usage resulting from pressure drops. These pressure drops occur when filters are clogged, thereby cutting the unit's capacity and ability to deliver air to remote areas. We use activated carbon filters in our products in combination with other air purification components.

    HEPA filter technology reportedly removes up to 99.7% of air borne particles and is the dominant technology used in portable room air cleaners over the past six years. HEPA filters, however, are expensive to use in large applications such as multi-floor office buildings. HEPA filters are also ineffective in removing extremely small organic compounds, microorganisms and some viruses. HEPA filters are thick and produce pressure drops when installed within heating and air conditioning systems. These pressure drops increase maintenance and operating expenses. The increased expenses occur because the heating and air conditioning system must work continuously to compensate for pressure drops. On its own, HEPA technology does not have the ability to destroy bioaerosols or trap and breakdown volatile compounds or odors. Our products use HEPA filtration combined with other components of air purification.

    Ozone generation is a type of air cleaner that uses a high-voltage electrical charge to change oxygen to ozone. A number of companies market ozone generators as indoor air cleaners. These ozone-producing units break down volatile compounds because ozone is highly oxidizing. To achieve the high efficiency required, a very high level of ozone has to be released into the air. Ozone itself, however, is a respiratory irritant. OSHA has established a limit of workplace ozone levels over an eight-hour day. The FDA has also set a limit for ozone levels of electronic air cleaners. We do not employ ozone in our products.

    Anti-microbial chemically treated filters can serve as a pre-filter to the more effective and expensive HEPA filter, capturing the larger particles flowing through the product and thereby

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prolonging the life of the HEPA filter, which captures the very small particles.
On its own, an anti-microbial pre-filter can introduce additional contaminants into the air, such as volatile compounds, toxins, endotoxins, and allergens, by degrading microbial organisms trapped on the anti-microbial filter. We use these filters in our products in combination with other air purification components.

    High energy UV light has proven to be effective in killing microbial life but is ineffective in destroying volatile compounds. High energy UV light, however, can pose a danger to humans similar to staring directly into sunlight. We use a level of UV light in several of our products which is not harmful to humans in combination with other air purification components.

    Air cleaners such as ionizers can be up to 90% efficient which means they remove 90% of some types of pollutants. We are not aware of any medical evidence which recommends the use of ionizers to improve air quality for people suffering from asthma, allergies or upper respiratory problems. Most of these air cleaners ionize the air and place electrical charges on particles but do not have any charged collection plates. This means charged particles migrate through the air and stick to the first surface they run into such as walls, furniture or lung tissue. The charged particles remain on the surface until dislodged to re-enter the air again. We do not use ionizers in our products.

    Electrostatic methods have no effect on the destruction of volatile compounds nor are they effective on small bioaerosols that are not attached to particulate matter. When electrostatic methods trap bioaerosols, either the bacteria will grow on the collection plates or if the bacteria is incapable of growing because of the rushing air past the surface, the bacteria will die, decompose and change to an organic compound and reenter the air stream. Electrostatic methods have no effect on reducing organic compounds or odors. We do not use electrostatic methods of air cleaning.

    Charged media filters are made from an electric conducting material stretched across a frame. Applying a high electric voltage to the material creates an electrostatic field. However, these electrostatic fields are generally not sufficiently strong to eliminate most particles, severely reducing effectiveness. We do not use charged media filters in our products.

    Photocatalytic oxidation creates a reduction in most volatile compounds. Photocatalytic oxidation occurs when ultra violet light waves are passed through a titanium screen creating a chemical reaction. The chemical reaction eliminates the volatile compounds collected in the air purification unit by reducing them to harmless components or carbon dioxide and water. We use photocatalytic oxidation in our products in combination with other air purification components.

COMPETITION

    Our business is becoming increasingly competitive. Competition has increased with society's growing awareness of air quality problems and the related demand for air purification technology. We compete in both the commercial and residential markets for air filtration and purification products.

    The major competition for our products and markets is the domestic commercial and residential heating, ventilation and air conditioning market. This market is composed of a small number of large manufacturers. The two market leaders are the Carrier division of United Technologies and Trane Corp., a unit of American Standard. Carrier's sales were approximately $3.9 billion in 1999. Trane is second in the industry with approximately $7.3 million in sales in 1999. Like Carrier, Trane competes in all segments of our industry including commercial, residential, air conditioning, furnaces and heat pumps. Our other competitors include the following companies:

    Fedders, Inc. (NASDAQ:FJC) is a holding company which manufactures and sells a full line of room air conditioners and dehumidifiers, principally for use in domestic residential markets. Annual sales for 1999 were $356 million.

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    Trion Inc., a newly acquired subsidiary of Fedders, Inc., has air purification operations which consist of two principal segments: engineered products and consumer products. The engineered products group designs, manufactures and sells commercial indoor air quality and dust collection equipment. The consumer products division manufactures and markets appliance air cleaners, including both table top and free standing console units.

    Environmental Elements designs equipment and supplies systems and services to the air pollution industry through the design of large scale systems to control gaseous emissions. In addition, Environmental Elements designs electrostatic precipitators, fabric filters and scrubbing systems.

    Honeywell, Inc. (NYSE:HON) has both commercial and consumer divisions of air filtration products with primary sales generated from the consumer division. Combined sales for these divisions during 1999 were $3.5 billion.

    CECO Environmental Corp. (NASDAQ:CECE) has been in the air quality technologies and services business for over 30 years. Annual sales for 1999 were $40 million. CECO has expanded the applications for its technology to include wastewater treatment. CECO, through its four subsidiaries, provides a wide spectrum of air quality and wastewater treatment products and services. These products and services include industrial air filters, high performance filter fabrics, environmental maintenance, monitoring and management services, waste water treatment and air quality improvement systems. CECO is a full-service provider to the steel, aluminum, automotive, aerospace, semiconductor, chemical and metalworking industries.

    United Air Specialists was established in 1966 to provide commercial and industrial environmental air cleaning solutions worldwide through a diverse product offering dust collection systems, industrial fluid coating systems and industrial oil cleaning equipment. The United Air product line includes the Smokeater, an electromatic precipitator cleaner. Designed to meet the needs of each customer, United Air equipment is backed by strong performance guarantees, technical support and years of experience.

    Competition in the commercial indoor air quality market is very specialized with no one company offering a complete line of air filtration equipment. Commercial companies tend to specialize in very distinct market segments. In most major metropolitan areas of the United States, there are also various small commercial air filtration suppliers. We believe none of these suppliers has a product line competitive with our commercial units. In the residential indoor air quality market, many suppliers and manufacturers have a variety of air filtration products, generally in the lower retail price range of approximately $250.

    We are currently unaware of any company which manufactures or distributes a highly efficient or trunk-mounted air purification unit for the automobile comparable to our Series 999. We anticipate, however, that our proposed penetration of the automobile market will generate significant interest with competition coming from established automobile manufacturers.

    We believe that the applications for our product lines will have broad appeal, since the implementation costs of our products are small compared to the cost benefits that typically accrue to the user. We also believe our technological approach of combining several air purification components into a single product is a superior method for removing and destroying pollutants in an indoor air environment. Some of the advantages and benefits of our products are as follows:

    - Biological air contaminants are substantially destroyed and or removed

    - The process cleans and purifies the air through multiple air changes

    - The process is effective for microbes, endotoxins, toxins, allergens, and organic compounds

    - No toxic chemicals are employed

    - No ozone is generated or introduced into the air

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
    - The process works well at room temperature

    - The energy needs are low in stand alone systems outside of heating and air conditioning systems

    - Self-cleaning process does not reintroduce air contaminant residue into the air stream

    - After initial purchase, the products are very economical to operate, including the price of filter replacements

MARKETS

    Our market research has identified the following markets which may benefit from our products:

    - Medical and specialty facilities such as hospitals, clinics, nursing homes, laboratories, day care centers, and emergency rooms. These facilities represent a large market for our products. Also, any facility where indoor air quality is critical to the safety and health of the patients/customers is a potential market.

    - The commercial heating, ventilation and air conditioning market is a market which generated approximately $9 billion in sales during 1999 and which we believe will experience continued sales growth in the future.

    - The residential market consists of over 60 million homes with central heating, ventilation and air conditioning systems occupied by individuals with a need for better indoor air quality.

    - The industrial air quality market is estimated to have sales which exceed $12 billion. Increased local, state, and federal regulations are continuing to require cleaner indoor industrial air quality.

    - The transportation market includes automobiles, ambulances, buses, limousines, railroads, aircraft, and cruise ships which have a specific need for improved indoor air quality.

    - People who suffer from upper respiratory discomfort and allergic reactions due to poor indoor air quality at home, at work and in transportation vehicles.

    - People in vulnerable categories including older individuals in nursing homes and hospitals, individuals who are susceptible to allergies, asthma and other respiratory ailments, and young children.

    Our technology provides an inexpensive solution to many of the indoor air quality problems which affect the daily lives of these individuals. Health conscious consumers are also becoming more particular about the air quality in their environments. We believe this trend will lead to an increase in demand for better air purification systems. We also believe that our combined technology approach will outrank the solutions provided by other air filtration systems that use traditional single methods for indoor air filtration and purification.

BUSINESS PLAN AND MARKETING STRATEGY

    Traditionally, air purification systems are marketed and sold through a single distribution channel comprised of heating and air conditioning contractors or repairmen. Our strategy is to approach the market through multiple distribution channels. We are not aware of any of our competitors who utilize a multiple channel approach. We have targeted several distribution channels for direct exposure of our products to educate consumers about the costs and solutions for indoor air contamination. We believe that this multiple channel approach combined with the quality of our products will separate us from our competition. For example, we currently utilize the following distribution channels:

    FRANCHISES. We currently have 18 commercial franchisees who market and sell our commercial building air purification products in various parts of the United States. In February 2000, we

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
    commenced a franchise program for the marketing and sale of our residential air purification products utilizing a retail store outlet concept. We provide a five day Indoor Air Quality Certification program for all of our approved franchisees. Each of our franchisees has a protected territory. We also coordinate an advertising program with our franchisees to provide an unlimited number of leads and future potential accounts to serve. Our franchisees are not required to exclusively market our products and may combine our products with competing products. We commenced marketing the residential/retail franchises in February 2000 and have sold two franchises through June 30, 2000.

    INTERNATIONAL LICENSES. We have licensed the distribution rights to our name and technology in the countries of Taiwan, the Philippines, Turkey, Canada and Spain. Effective May 31, 2000, we entered into a development agreement with Aurora Products, Ltd. (Shanghai) for the distribution of our products in the Peoples Republic of China. Aurora Products executed a $1,000,000 demand promissory note payable to us in exchange for the distribution rights. The note bears interest at 12% per annum with all principal and interest due May 31, 2001. As of August 31, 2000, we have received payments of $20,000 under the note.

    Our existing international licenses are with one licensee for the entire country. We may in the future, however, divide a country into several licensed territories with multiple licensees. We intend to aggressively pursue additional international distribution relationships during fiscal year 2001. Our international licenses sell for a minimum of $100,000 per country, depending on population.

    MANUFACTURER'S REPRESENTATIVES. We estimate that there are approximately 260,000 heating and air conditioning representatives in the United States. This unconsolidated group of professionals accounts for a significant amount of the current sales of air purification and cleaning units. We intend to make our products available to these representatives and recently employed an individual with expertise in this market to coordinate this channel of distribution. As of June 30, 2000, we have entered into agreements with six local manufacturing representatives. In August 2000, we also entered into an exclusive distribution agreement with Trinity Resources, Inc., our Oklahoma distributor. The agreement provides for distribution of our products through AES of Oklahoma (Carrier Corporation) throughout the State of Oklahoma.

    INTERNET SALES. Internet usage has increased over the last several years and consumer purchasing is expected to continue to grow in accordance with this usage. Approximately 73% of website users search for information about products and services and 7.4 million users have made at least one purchase over the Internet. The demographics of website users also fit well with our products. Most website users are well educated and earn significantly more income than the national average. Our websites are www.airsopure.com or www.airtechgroup.com. Since June of 1999, the Airsopure website was accessed 14,215 times and the Airtech website 19,365 times. On these sites, visitors can educate themselves about our products and order online.

    We have not made any sales directly attributable to our websites. We intend to spend additional funds to redesign and enlarge our websites in an effort to direct more Internet traffic to our websites. Our proposed redesign will include "hyper link" access to our products. Hyper link access will enable website users to use generic words such as "air quality" or "air purification" for immediate referral to our website. Our websites also provide quicker advertising response times, direct feedback from customers and instantaneous updating of information. We believe the keys to successful marketing on the Internet will be exposure and association with other well-traveled websites, security, a clean design, ease of use and product testimonials.

    DIRECT SALES. We currently make direct sales through our corporate offices to national accounts such as TGI Fridays, Bennigan's and Sullivans, in addition to other local, regional and national accounts involved in the food and beverage industry. We also intend to employ the direct sales approach to school systems and government facilities during fiscal year 2001.

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

    RETAIL DISTRIBUTION. In February 2000, we opened our first company retail outlet in Addison, Texas to facilitate the retail sale of our home consumer products. Since February 2000, we also opened three additional retail outlets in Arlington, Texas, Jackson, Tennessee and Kansas City, Missouri. During August 2000, we sold the two stores located in Jackson, Tennessee and Kansas City, Missouri to the managers of those stores and consolidated the store located in Arlington, Texas with the Addison, Texas store. The purchase price for each of the Jackson and Kansas City stores was $15,000. The purchase price represents the purchase of existing inventory at the stores and the assumption by each purchaser of all lease and utility obligations. The purchase price is payable by each purchaser paying a premium for each unit of inventory purchased from us above the initial inventory. The inventory premium for the Jackson store is $100 per unit and the Kansas City store is $50 per unit. As of October 30, 2000, we have received $2,600 on the sale of the Jackson store and $2,500 on the Kansas City store.


    We intend to pursue the retail distribution of our products through additional company and franchise operated retail outlets. These retail outlets also serve as prototype stores for our retail franchise program.

We are also exploring the following additional distribution channels for our products:

    MEDICARE AND DURABLE MEDICAL EQUIPMENT DISTRIBUTORS. Our research indicates that physicians regularly recommend the use of portable air filtration systems for patients suffering from chronic and acute episodes of illness related to allergies, asthma and general upper respiratory distress, many of whom are Medicare enrollees. These medical conditions are frequently elevated from a chronic status to acute episodes due to the inhaling by patients of various airborne contaminants. In the absence of a Medicare reimbursement code, Medicare patients are generally forced to incur the expense of such technology on a non-reimbursable basis.

    In October 1999, we applied for a Medicare reimbursement code number for our Medicare Series 950. We have not yet received approval for a specific reimbursement code number to date, although Medicare has allowed us to invoice Medicare using a non-assigned code number. The use of the non-assigned code number does not guarantee Medicare reimbursement to Medicare recipients. We intend to continue the pursuit of the pending Medicare application by collecting and submitting additional information recently required by Medicare. The date of a final decision on our Medicare application cannot be determined at this time. The submission of additional information will allow Medicare to take additional time to evaluate our application. We cannot predict if, or when, Medicare will approve the Medicare Series 950 for direct cost reimbursement. We believe, however, that the time necessary to duplicate or invent the technology included in the Medicare Series 950, to create and test a prototype and to submit an application to Medicare gives us a competitive lead time advantage over our competitors in this market.

    The Medicare reimbursement code is awarded through a review process conducted under the direction of the Health Care Financing Administration and its agencies that include the Statistical Agency for Durable Medical Equipment Regional Council and the Durable Medical Equipment Regional Council. Once awarded a Medicare reimbursement code, Medicare patients suffering from respiratory problems are able to secure through a variety of durable medical equipment providers, medical technology prescribed by their attending physicians that will be paid for by Medicare or their insurance carrier of record. Our research also indicates that third party payors such as managed care and indemnity insurance plans will more readily reimburse patients for our Medicare Series 950 after the product receives a Medicare code. We estimate that approximately 31 million Medicare enrollees suffer from some sort of upper-respiratory problem. Although the number of Medicare enrollees has not changed significantly in the past three years, we believe that the number of enrollees will increase significantly in the future with the aging of the "baby boomers." These individuals represent the end-user market for our Medicare Series 950. We have also developed the Consumer Series 950 unit which is similar to the Medicare Series 950 unit with alterations for a larger array of filtration for contaminants.

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    We have identified a national distribution network composed of durable medical equipment distributors that have existing sales forces and marketing infrastructures. Association with these distributors creates an immediate distribution network for the Medicare and Consumer Series 950 units. This distribution network would eliminate management challenges of creating and maintaining our own sales force or recreating the existing client bases of these distributors. The medical equipment distributors currently interact with physicians providing other medical devices such as walkers, wheelchairs, hospital beds and electronic monitoring devices. The Medicare and Consumer Series 950 units will be a new product for medical equipment distributors within an industry where the introduction of new products is not common. If we do not receive approval from Medicare of the Medicare Series 950, we intend to continue our efforts to market the Consumer Series 950 through direct sales to medical equipment distributors and by pursuing insurance carriers and health care providers outside of the Medicare system. We cannot predict or forecast the amount of any future sales which may be generated from the Medicare or Consumer Series 950. Negotiations are in the early process and we do not have any firm commitments or final written agreements with medical equipment distributors.

    AUTOMOBILES AND PUBLIC TRANSPORTATION. Our research indicates that there exists an increasing problem with abundant air contamination in automobiles and public transportation vehicles across the United States. Our research also indicates that not only is automobile air contamination immense and growing, but also that no real technological solutions are being applied to remove the harmful and irritating smells, gases and micro-particles that can cause and exacerbate respiratory problems. We have concluded that solving these issues for the public could provide tremendous economic rewards and higher auto resale values to a wide variety of customers, such as car rental companies, automobile dealers and government vehicles. One of the foremost complaints in the car rental industry and the new and used car industry, are the odors associated either with new material odors or with fabrics and materials in the automobile cabin that have absorbed pollutants like cigarette smoke for prolonged periods of time. The first indication that a problem exists is the odor detectable when the air conditioning unit or the air circulation system is activated. It is important, however, to note that the bacteria might be present before the odor is detected. This condition is caused by buildup of mold and bacteria in the air conditioner's evaporator. These fungi and spores can trigger allergic reactions and upper respiratory problems for car passengers.

    Nearly 200 million vehicles are in use across the United States. Of these vehicles,

    - approximately 150 million are passenger vehicles,

    - approximately 2 million are owned by the major car rental companies, and

    - approximately 3 million vehicles are government owned and used.

    Each year in the United States, approximately 12 million new vehicles are sold by automobile dealers. The majority of automobiles fall into the category of used or more than one year old. The average American spends many hours per day in his vehicle. This much exposure, when added to outside contaminants such as road pitch, microscopic tire dust, allergens and hazardous gases and odors, leaves many car drivers with recurring headaches, eye irritation, nausea and even central nervous system problems. There are approximately 24,000 franchised new car dealers in the United States. Some auto makers, such as Mercedes Benz and BMW, are experimenting with various air cleaning systems.

    We believe that all of these vehicles represent potential installations for our Series S-999. We propose to initially penetrate this market through agreements with nationwide auto after-market companies. Our proposal is to wholesale our Series 999 automobile air purification unit for inclusion with other after-market packages offered in the auto after-market such as automobile customizing packages (custom pinstripping, gold ornamentation and custom wheel coverings), fabric sealants and window tints. We believe a very highly effective and affordable air purification device like our Series S-999 will be widely accepted in the automobile after-market. We are currently in preliminary negotiations with several national auto after-market companies, but have no final commitments or agreements. In addition, we are in the process of formulating a marketing strategy to approach the rental car, government vehicle, and automobile dealer markets.

GOVERNMENT REGULATION

    We operate under the disclosure document guidelines set forth by the Federal Trade Commission under an FTC Rule which became effective October 21, 1979. Under this FTC Rule, we are required to comply with the FTC disclosure format or issue a Uniform Franchise Offering Circular to all potential purchasers of a franchise. The uniform circular format is a standard form disclosure document which is accepted by the FTC and most states as an alternative to the FTC disclosure format. Our current uniform circular is compliant in 37 states. In addition to this format, fourteen states require additional information to be contained within the uniform circular for sales of new franchises within their states. We recently received approval from the State of California to offer our franchises, one of the additional information states. Although we intend to seek approval of our franchise in other additional information states in the future, we do not have any pending applications. Any violations under the FTC Rule are considered unfair or deceptive acts or practices within the meaning of Section 5 of the Federal Trade Commission Act. In response to the FTC Rule requirements, we formed wholly-owned subsidiaries, Airsopure, Inc., and Airsopure International Group, Inc., and registered each entity as a franchisor. Each entity is in compliance with the FTC Rules regarding its uniform circular.

PERMITS, PATENTS, TRADEMARKS, LICENSES AND COPYRIGHTS

    We do not own any patents or copyrights for our products or promotional materials. We do, however, have a registered trademark for the name "Airsopure" and the related service mark "The Essence of Clean Air." In addition, we have common law trademark protection for certain of our other trade names and service marks. We also intend to pursue copyrights for certain of our promotional and franchise training materials. While we believe our products are currently a unique implementation of filter and air purification components in the current market, our products are susceptible to duplication by utilizing current technology and components. Therefore, we do not believe any of our products are ultimately patentable and do not intend to apply for patent protection.

SUPPLIERS

    We purchase the supplies and materials used in our business from a number of suppliers. As of June 30, 2000, our five principal suppliers who provide us with materials used in our products were Revcor, Glasfloss, Tela Tool, Lesson Motor and RSE, Inc. We purchase motors, fans, filters and plastic casings from these suppliers. If we experience production difficulties from any of our principal suppliers, alternative suppliers and vendors exist in the marketplace. We may, however, experience production delays to enable an alternative supplier sufficient time to produce supplies to our specifications. We do not expect any delays to be material based upon our policy to maintain inventory levels necessary to avoid production delays.

ESTIMATE OF RESEARCH AND DEVELOPMENT EXPENDITURES

    We incurred various research and development expenditures of approximately $50,000 for the fiscal year ended May 31, 2000 and $100,000 for the fiscal year ended May 31, 1999. These expenditures included salaries, materials, finished units, travel and correspondence.

EMPLOYEES

    As of May 31, 2000, we had 24 employees including one part-time employee.

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FISCAL YEAR

    Our fiscal year is from June 1 to May 31 of each year.

                               COMPANY PROPERTIES

    We maintain our executive offices at 15400 Knoll Trail, Suite 200, Dallas, Texas. We also maintain a warehouse facility located at 12561 Perimeter, Dallas, Texas. These facilities have a total of approximately 14,400 square feet and a total rental cost for fiscal year 2000 of $89,250. We are committed to our executive office lease until January 31, 2002 and our warehouse lease until May 15, 2001. As of July 31, 2000 we also leased four retail facilities for aggregate annual rentals of $62,900. We consider our facilities sufficient for our present and currently anticipated future operations and believe that these properties are adequately covered by insurance.

                                   LITIGATION

    On October 26, 1999, we were named as a defendant in a cause of action styled CARLO GAVAZZI INC. V. AIRTECH INTERNATIONAL CORPORATION AND AIRTECH INTERNATIONAL GROUP, INC., Cause No. 99-11101-D, County Court No. 4, Dallas County, Texas. The complaint alleges damages for our failure to pay invoices for goods shipped to us, goods not shipped to us and for raw materials. The plaintiffs sought damages of approximately $1,600,000. We answered the complaint with affirmative defenses and denied all of the plaintiff's allegations. In addition, we filed a cross-claim against the plaintiffs for damages of approximately $1,000,000. In July 2000 we entered into a settlement agreement with the plaintiffs. The terms and conditions of the settlement are subject to a confidentiality agreement with the plaintiffs. The terms of the settlement, however, will not have a material adverse affect on our financial condition or our results of operations.

    In 1997, we were named as a defendant in a cause of action styled LLB REALTY, L.P.C. V. INTERACTIVE TECHNOLOGIES CORP., Cause No. MER-L-1535-97, in the Superior Court of New Jersey, Mercer County. The complaint alleges damages relating to a lease agreement entered into with the plaintiff's for office facilities in New Jersey. We never occupied the space based upon the plaintiff (lessor) failing to finish-out the space pursuant to our specifications. The complaint alleges damages of approximately $607,000 for remaining lease payments, finish-out costs and lost revenues. We filed a counterclaim seeking damages in the amount of $400,000 under a capital lease obligation for equipment located in the New Jersey facility and contractually precluded from being removed from the facilities by the plaintiff (lessor). Although we are currently in negotiations for a favorable settlement relating to the complaint, the outcome of these negotiations is uncertain. We have established a reserve in our consolidated financial statements in the amount of $200,000 in anticipation of a settlement.

    On March 2, 2000, we were named as a defendant in a cause of action styled H.A.A., INC. V. AIRTECH INTERNATIONAL GROUP, INC., Cause No. 00CV-1603 (KMW), in the United States District Court for the Southern District of New York. The plaintiff is seeking the specific performance of an alleged contract providing for our sale to the plaintiff of 1,854,386 shares of our common stock for a cash purchase price of $419,000. After the original filing, the plaintiffs amended their original complaint to include alleged damages of approximately $1,000,000, as an alternative remedy to specific performance. The case is in the latter stages of discovery and we intend to vigorously defend against the plaintiff's claims.

    We have been named as a defendant in a number of routine lawsuits arising in the ordinary course of our business. In some of these cases a judgment was rendered against us. We have answered these routine causes of action where appropriate, negotiated settlements where appropriate and agreed to a payment schedule with respect to others. We have fully reserved for these claims and causes of action in our consolidated financial statements in the aggregate amount of $62,000.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

BACKGROUND AND GENERAL

    Based upon a review of our financial statements for the year ended May 31, 1999, we restated and refiled our financial statements for the year ended
May 31, 1999 and the comparative period ended May 31, 1998. The reason for the restatement of our 1999 financial statements was to reflect the acquisition by Interactive Technologies Corporation, Inc., our predecessor in name, of all of the outstanding shares of common stock of Airtech International Corporation as a reverse merger as described below.

    On May 31, 1998, Interactive Technologies acquired all of the outstanding shares of common stock of Airtech Corporation for a purchase price of $22,937,760. Our prior 1999 financial statements reflected the combination between Interactive Technologies and Airtech Corporation as a merger using the purchase method of accounting with Interactive Technologies as the acquiring entity for legal and financial accounting and reporting purposes. This treatment resulted in reflecting the combination of Interactive Technologies' assets and the purchase of the goodwill and intellectual properties of Airtech Corporation at the appraised fair market value.

    Our restated 1999 financial statements also reflected the merger between Interactive Technologies and Airtech Corporation utilizing the purchase method of accounting. Our 1999 restated financial statements, however, reflected the combination as a reverse merger with Airtech Corporation as the acquiring entity for accounting and reporting purposes and Interactive Technologies as the surviving entity for legal purposes. As a result, Interactive Technologies effectively issued shares of common stock for the outstanding shares of Airtech Corporation, with the stockholders of Airtech Corporation ultimately acquiring control of Interactive Technologies. For this reason, Airtech Corporation is considered the acquiring entity for purposes of our 1999 restated financial statements.

    After the acquisition of Airtech Corporation, we discontinued the original line of business of Interactive Technologies. We discontinued this original line of business to enable us to concentrate on the development, manufacture, distribution, and sale of the air purification products offered by Airtech Corporation and its subsidiaries. Effective May 31, 1999, we also discontinued the operations of our wholly owned subsidiary, McCleskey Sales and Service, Inc. McCleskey Sales was originally formed to integrate the distribution and sale of our air purification products with the heating, ventilation and air conditioning service and repair business. We discontinued the operation of McCleskey Sales based upon the incompatibility of the heating and air conditioning service and repair business with our business of manufacturing and distributing high quality air purification products. Our cash expenses to discontinue the operations of McCleskey Sales were minimal.

    On February 22, 2000, we entered into a securities purchase agreement with PK Investors LLC to raise up to $5,000,000 through the sale to PK Investors of up to $5,000,000 in principal amount of our 6% Convertible Debentures Due 2002 with attached warrants to purchase up to 500,000 shares of our common stock. Upon execution of the securities purchase agreement, PK Investors purchased $2,500,000 in principal amount of 6% debentures with attached warrants to purchase 250,000 shares of common stock for a purchase price of $2,500,000. Under the terms of the securities purchase agreement, we also issued to PK Investors a conditional warrant to purchase the remaining $2,500,000 in principal amount of 6% debentures and the remaining attached warrants to purchase 250,000 shares of our common stock for a purchase price of $2,500,000. The conditional warrant expires on December 22, 2000.

RESULTS OF OPERATIONS FOR THE YEAR ENDED MAY 31, 2000 COMPARED TO YEAR ENDED
  MAY 31, 1999

    Our consolidated results of operations for the fiscal year ended May 31, 1999 represent the first year of operations after the reverse merger with Airtech Corporation. As described above, the combination of Interactive Technologies, our predecessor in name, and Airtech Corporation was accounted for as a reverse merger with Airtech Corporation treated as the acquiring entity for financial reporting purposes and Interactive Technologies as the surviving legal entity. As a result of the reverse merger between Interactive Technologies and Airtech Corporation, we are the surviving legal entity under the name Airtech International Group, Inc.

REVENUES

    Our consolidated total revenues increased approximately $597,007.00 or 58% from $1,030,469 in 1999 to $1,627,476 in 2000. This 58% increase in sales is comprised of the following: product sales of the discontinued service line of our subsidiary McCleskey Sales decreased $412,027 from $412,027 in 1998 to $0 in 2000 due to the cessation of that business; and product sales from our air purification products increased $155,203 or 40% in 2000 to $543,615 from $388,412 in 1999. The combined effect of these first two components of our product sales resulted in a $101,621 reduction in total product sales. The decrease in our product sales was offset by increased franchise fees from the sale of twenty local franchises in 1999 compared to three larger geographic franchises in 2000. The sale of the larger geographic franchises resulted in the $945,121 or 468% increase in franchise fees in 2000 from the $229,000 in franchise fees for 1999. We discontinued the service and repair line of McCleskey Sales due to sustained losses and low sales margins, limited geographical service reach and our desire to focus exclusively on the air filtration and purification business.

COSTS AND EXPENSES

    Our consolidated total costs and expenses decreased $1,246,185 or 76% from $5,206,640 in 1999 to $3,960,455 in 2000. The major components of this $1,246,185 decrease were:

    Salaries and wages decreased $329,313 or 25% from $1,317,076 in 1999 to $987,763 for 2000. This decrease is the result of many factors including lower commissions on sales of our products, franchises, and internal financing activities and lower incentive stock bonuses to key personnel. The combination of these items represented approximately $329,313 of the decrease in 2000 from 1999 in salaries and wages. The decrease in deferred officer wages of $791,667 for 2000 is also due to a one time accrual of an additional 18 months or $791,667 in unpaid wages to our president and chief executive officer in 1999 for prior years. The two officers waived the wage payments under their respective employment agreements during prior periods. In January 1999, our board of directors elected to accrue the full amount of the prior service cost wages in 1999. The total accrued for the period in deferred officer wages totaled $791,667 in 1999 compared to $0 in 2000. Our board of directors also elected to issue in 1999 restricted common stock of 1,583,334 shares as full compensation for the 18 months of deferred wages.

    Cost of sales decreased $144,753 or 22% to $519,603 for 2000 as compared to $664,356 for 1999. This decrease is due to two primary reasons. First, the discontinuance of the McClesky Sales line of business, for which we recognized additional close out expenses due to this discontinuance. The discontinuance resulted in cost of sales for McCleskey Sales of more than 100% of revenues or $420,000 for 1999. Second, the cost of sales for continuing operations revenues of $388,412 for 1999 increased from $244,356 or 62% of sales for 1999 to $366,603 or 67% of sales of $543,615 for 2000. This increase in percentage cost of sales was due to

    - outsourcing the manufacturing at a higher cost of many components which we previously manufactured,

    - lower gross sales prices than anticipated due to our desire to increase market share,

    - fewer sales thus not fully utilizing our manufacturing facility, and

    - lower production runs with consequential higher costs.

    The difference in the cost of sales of $519,603 for 2000 and the $366,603 discussed above is due to a reduction of cost of sales to reflect a write-off of receivables and inventories of $153,000 for the year 2000.

    Advertising costs increased $65,134 to $107,216 for 2000. This is a 255% increase in costs. The increase is due to the introduction of two new products and the implementation of our new residential franchise sales approach, which increased promotional costs, including brochures and travel expenses.

    Depreciation and amortization increased $165,739 to $295,673 for the year 2000 compared to $129,934 for 1999. This increase is primarily due to greater amortization of our prepaid royalties of $104,167 for 2000 compared to $0 in 1999.

    General and administrative expenses increased $371,445 to $2,050,200 for the year 2000 from $1,678,775 in 1999. This 22% increase is due to higher legal fees from continuing litigation and an increase of over $300,000 from prior years for outside consultant fees and investment bankers fees on the sale of our debentures.

    Interest expense of $108,615 for 2000 is lower than the $135,288 interest expense in 1999 primarily due to the interest accrual on the outstanding debentures issued in the reverse merger with Interactive Technologies which were outstanding in 1999. This interest accrual in 1999 is less than the accrual for the year 2000 on our outstanding 6% and 12% debentures.

    We also wrote off the asset investment in the discontinued subsidiary, McCleskey Sales, of $582,750 in 1999 as a loss on impairment of goodwill. There was no comparable write-off in 2000.

    The result of these revenues and costs and expenses is a net loss of ($2,441,594) or ($0.14) per share of common stock (basic and diluted)for the year 2000 compared to a net loss of ($4,311,459) or ($0.50) per share of common stock for 1999. This represents a 57% decrease in our net loss and a 28% decrease in loss per share of our common stock compared to 1999. The average number of shares of our common stock increased from 1999 to 2000 so the loss per share on our common stock is not comparable.

    CAPITAL EXPENDITURES

    We do not have any large capital expenditures planned for fiscal year 2001. We are proposing a product design change to include a plastic casing design for two of our products, which will require approximately $400,000 in capital expenditures. The final decision, however, to change the product design will be based on estimated sales of the products which will enable us to recover the capital expenditures within nine to twelve months. Any minor capital expenditures will be met with cash on hand. In the event our product sales increase beyond current manufacturing capacities, then additional capital expenditures will be required to increase production capacity. We anticipate, however, that any additional capital expenditures to increase production capacity would not exceed $500,000. These capital expenditures would also be offset by increased product sales which would create the need to increase our current manufacturing capacities.

RESULTS OF OPERATIONS FOR THREE MONTHS ENDED AUGUST 31, 2000 COMPARED TO THE
  THREE MONTHS ENDED AUGUST 31, 2000

REVENUES


    Our consolidated total revenues increased forty-four per cent or $158,196 to total $518,637 for the three months ended August 31, 2000 as compared to $360,441 for the three months ended August 31, 1999. Revenues include sales of our air purification products through our franchise retail stores. Total product sales increased $173,196 over the prior comparable three-month period. Franchise fee revenues relating to sales of our franchises decreased $15,000 over the prior comparable three-month period.

Although the number of franchises we sold during the period increased by eight, the sales of these franchise territories were made with no fee income in an effort to stimulate new direct franchise sales. The eight franchises were sold to experienced direct sales professionals who have demonstrated direct sales experience. We believe that the experience of these franchisees will save us approximately $20,000 per franchise in training and start-up costs which will in turn generate quicker sales volume. We will continue to offer these no fee income franchises on a limited basis.


COSTS AND EXPENSES

    Cost of sales decreased $38,077 to $284,472 even though sales of our products increased $173,196 compared to the prior comparable three-month period. This decrease in cost of sales resulted in a decrease in cost of sales as a percentage of product sales from 93% for the three months ended August 31, 1999 to 55% for the three months ended August 31, 2000.

    As the result of our operating four franchise retail stores during the three months ended August 31, 2000, the salaries and wages expense and other general and administrative expenses increased compared to the comparable three months ended August 31, 1999 during which we did not operate any franchise stores. As of September 1, 2000, we have sold two of our four franchise stores to the managers of those stores and consolidated the two store located in Arlington, Texas with the store located in Addison, Texas. Salaries and wages increased $171,355 to $340,650 for the three months ended August 31, 2000 compared to the three months ended August 31, 1999.

    Wages increased due to additional corporate personnel in our franchise sales support area and the staff expenses for our franchise stores. Other general and administrative expenses also increased $182,712 to $250,505 for the three months ended August 31, 2000 compared to the three months ended August 31, 1999. This increase is attributable to the added overhead costs of our company franchise stores and increased general corporate, legal and accounting expenses during the current period.

    Research and development costs increased $28,375 to $75,250 for the three months ended August 31, 2000 compared to the three months ended August 31, 1999. This increase was due to the development and testing of our new in-line
Model S-30 unit.

    Also, advertising and promotional expenses increased $98,964 to $123,604 for the three months ended August 31, 2000 as compared to the three months ended August 31, 1999. This increase is due to additional advertising for our franchise consumer products and our new Model S-30 unit.

    Depreciation and amortization expenses increased $39,714 to $78,187 for the three months ended August 31, 2000 compared to the $38,473 in these expenses for the three months ended August 31, 1999. This increase is due to the amortization of the prepaid royalties during the period ended August 31, 2000 which was not required during the period ended August 31, 1999.

INTEREST EXPENSE

    Interest expense increased $44,014 to $62,610 for the three months ended August 31, 2000 as compared to $18,596 in interest expense for the three months ended August 31, 1999. This increase is due to the interest expense relating to our 12% and 6% convertible debentures in the aggregate principal amount of $2,600,000 which were outstanding during the three-month period ended
August 31, 2000 compared to no debenture interest during the period ended August 31, 1999.

    In total, the net loss for the three months ended August 31, 2000 of $696,641, or $.03 per share, is 112%, or $.01 per share greater than the $327,780, or $.02 per share, net loss for the three months ended August 31, 1999.

LIQUIDITY AND CAPITAL RESOURCES

    We reflected a continued liquidity problem during the first nine months of our fiscal year. Purchases from our material vendors were predominantly on a cash basis, however, our vendors did not force payment on past due bills. Our primary available means of liquidity during the nine month period was the increased use of our common stock as payments for services. In February 2000, we sold $2,500,000 in principal amount of our 6% debentures which increased our liquidity to meet our cash needs for inventory and product sales for the year ended May 31, 2000.

    As of May 31, 2000, we had total current assets of $2,772,031 less current liabilities of $1,569,835 which resulted in net current assets of $1,202,196. This increase in net current assets exceeded the ($1,055,995) of net current liabilities at May 31, 1999 and increased our current asset liquidity by $2,258,191. This increase in current asset liquidity is the result of the proceeds from the sale of our 6% debentures in February 2000 which allowed us to increase cash, accounts receivables and inventory while reducing accounts payable. We expect to have sufficient funds necessary to finance the manufacture, distribution and sale of our products including management and advertising support for fiscal year 2001. We also expect that our cash balance and operations are adequate to sustain our continued operations during fiscal year 2001.


    Our goal is to sell 50 to 100 residential/retail franchises to qualified entities and individuals during fiscal year 2001. We expect to sell these franchises for up to $25,000 per sale plus up to $25,000 in inventory per sale. As of August 31, 2000, we have sold eight franchises to experienced direct sale professionals with no required initial franchise fee. These no fee income franchises were sold to stimulate interest in our franchise program. Our estimated franchise sales are based upon our good faith estimate of the potential market acceptance of our franchises and our products. We cannot assure you that our franchise sales will meet our goals. If we sell 50 new franchises exclusive of no fee income franchises, which is the minimum of our projected goal, we will generate approximately $1,250,000 in franchise sales.


    We also expect sales of our products to increase in fiscal year 2001. For the year 2000, our product sales were approximately $543,615 compared to sales of our products for the year ended May 31, 1999 of $388,412. This trend indicates the sales of our existing product line is increasing. Although we believe our sales represent a positive trend, we cannot assure you that this positive trend will continue. We have forecasted that fiscal year 2001 sales will be $30,000,000. This estimate is based on the following:

    - Continued market acceptance of our existing commercial product line and an estimated increase of twenty new heating, ventilation and air conditioning or indoor air quality distributorships resulting in $2,000,000 in sales;

    - Estimated sales of $4,000,000 of our new in-line, ducted Model S-30 which is an air-sanitizer for the entire home;

    - Sales to our residential franchisees are expected to be over $6,000,000 in product sales and franchise revenues;

    - International sales, especially to our Pacific Rim distributors (and other existing international distributors), are expected to reach $2,000,000;

    - We are engaged in merger/acquisition discussions with several entities that could result in combined product sales of $6,000,000. For example, we entered into a letter of intent on August 25, 2000 to purchase two indoor air quality distribution companies in Chicago, Illinois and Detroit, Michigan. The closing of the purchase of these companies is subject to final documentation and satisfactory completion of our due diligence investigation; and

    - If we receive Medicare approval for the Medical 950 we expect to sell $10,000,000 to the governmental, private and supplemental insurance and medical industries.

    Our sales projections are based upon our good faith estimates of the acceptance and marketability of our products and we cannot assure you that we will achieve these results during fiscal year 2001.

    We have forecasted that our net after tax income will be $10,000,000 for the year 2001. This estimate is based upon our projected sales discussed above. Due to our $18,500,000 of net operating loss carry forwards resulting from our losses in prior years, we are not projecting any federal tax liability for fiscal year 2001.

    If our current cash and revenues from franchise and product sales are insufficient to fund our continued growth, we will rely on our external funding sources to provide continued liquidity. For the year 2000, we increased cash from financing activities by approximately $3,949,756. This amount includes $2,500,000 from the sale of our 6% debentures with 250,000 attached warrants to PK Investors LLC, approximately $350,000 in sales of our 12% debentures to private investors and approximately $1,100,000 from private placements of our common stock. Under our agreement with PK Investors, they may exercise a conditional warrant to purchase an additional $2,500,000 in principal amount of our 6% debentures with 250,000 attached warrants. PK Investors may exercise the conditional warrant at any time prior to December 22, 2000. Although we believe PK Investors is committed to providing additional funds to us by exercising the conditional warrant, we cannot assure you that PK Investors will exercise the warrant.

    The $2,500,000 in principal amount of 6% debentures held by PK Investors includes attached warrants to purchase 250,000 shares of our common stock. In addition, if PK Investors exercises its conditional warrant to purchase an additional $2,500,000 in principal amount of our 6% debentures they will receive additional warrants to purchase 250,000 shares of our common stock. If PK Investors exercises all 500,000 warrants to purchase our common stock, we could receive up to $1,300,000 in cash from the exercise. The warrants currently held by PK Investors and any additional warrants acquired by PK Investors through additional purchases of our 6% debentures expire on February 22, 2005. We cannot assure you that PK Investors will exercise any warrants in the future.

    We are currently in negotiations with a group of private investors to purchase up to $650,000 in principal amount of our 12% debentures. As of March 31, 2000, we had previously sold $350,000 in principal amount of 12% Debentures to private investors. We cannot assure you that we will be successful in our efforts to sell our 12% Debentures. These Debentures have attached warrants allowing them to exercise a like amount of warrants for up to $2,000,000 in exercise proceeds to us. We cannot assure you that these debenture holders will exercise any warrants in the future.

    During fiscal year 2001, we intend to focus on the production, marketing and sale of our existing line of air purification products, our new in line Model S-30 and increased promotion of our franchise and distributorship program. For this reason, we do not project significant expenditures during fiscal year 2001 on our products which are in the research and development stage. We believe our existing product line is sufficient to sustain our future sales growth. If we do not receive Medicare approval of our Medicare 950, we intend to actively pursue the marketing of this unit through private health insurance companies and health care providers outside of the Medicare system. If we are not successful in these marketing efforts, our failure to obtain Medicare approval of our Medicare 950 could significantly affect our future liquidity.

    We do not have a large capital expenditures program planned for fiscal year 2001. Therefore, we believe our projected increase in franchise and product sales combined with funds generated from external financing sources will be sufficient to offset any cash losses from operations. If our current and new product sales, distributor/franchise sales, new areas of distribution sales and funds from our external sources are insufficient to maintain operations, the resulting lack of capital could force us to substantially curtail or cease our operations. Any curtailment of operations would have a material adverse effect on our ability to manufacture and distribute our products and our profitability.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

DIRECTORS AND EXECUTIVE OFFICERS

    The following table includes the names, ages and positions of our directors and executive officers as of October 31, 2000. A summary of the background and experience of each of these individuals immediately follows the table.

    Our directors are:

NAME                                          AGE                       POSITION
----                                        --------   ------------------------------------------
C J Comu..................................     39      Chairman
John Potter...............................     58      Director
R. John Harris............................     50      Director
Dr. Andrew Welch, M.D.....................     55      Director
Robert Galvan.............................     52      Director

    Our executive officer and other officers are:

NAME                                          AGE                       POSITION
----                                        --------   ------------------------------------------
C J Comu..................................     39      Chief Executive Officer
R. John Harris............................     58      President
                                                       Chief Financial Officer and General
James R. Halter...........................     50      Counsel

    C J COMU. Mr. Comu has served as our CEO, chairman and a director since May 1998. Mr. Comu was a co-founder, CEO and chairman of Airtech International Corporation, our wholly-owned subsidiary, since its formation in 1995. In January 1994, Mr. Comu co-founded Transworld Leasing Corporation with Mr. John Potter, also a director and executive officer, which provided financing and marketing expertise to the medical, computer and corporate sector prior to the formation of Airtech International Corporation.

    JOHN POTTER.  Mr. Potter has served as a director since February 1998.
Mr. Potter also served as our president from February 1998 to October 30, 2000. Mr. Potter was the co-founder, president and a director of Airtech International Corporation, our wholly-owned subsidiary, since its formation in 1995. In January 1994, Mr. Potter co-founded Transworld Leasing Corporation with Mr. C J Comu, also a director and executive officer, which provided financing and marketing expertise to the medical, computer and corporate sector prior to the formation of Airtech International Corporation. Prior to beginning his business career, Mr. Potter was an officer in the US Army.

    JAMES R. HALTER. Mr. Halter has served as our chief financial officer and general counsel since October, 1999. Mr. Halter earned a Masters in Business Administration from the State University of New York at Buffalo in 1977, and a Juris Doctorate from Case Western Reserve University in 1999. Mr. Halter has been a Certified Public Accountant since 1975. From January 1990 to October 1999, Mr. Halter owned his own tax and business consulting practice. Concurrently, from September 1996 to January 1999, Mr. Halter attended and received his juris doctor degree from Case Western Reserve University School of Law in Cleveland, Ohio.

    R. JOHN HARRIS. Mr. Harris has served as our president since October 30, 2000 and as a director since November 1999. Prior to his appointment as president, Mr. Harris served as our Chief Operating Officer from February 2000 to October 30, 2000. Mr. Harris served as Chief Administrative Officer of Integrated Concepts, Inc. from June 1998 to October 1999 and as Chief Executive Officer of PreventCo

Inc. from June 1996 to May 1998. Mr. Harris also served as Vice President and Medical Director of Airtech International Corporation from May 1994 to May 1996. Prior to 1994, Mr. Harris spent twenty years in various senior management capacities, and as an international consultant, in the field of acute medical/surgical hospital administration for leading hospital management companies such as Hospital Corporation of America and Hospital Management Professionals. Mr. Harris holds a Bachelors of Science degree from Oregon State University and a Masters of Hospital Administration from the University of Alabama.

    DR. ANDREW WELCH, M.D. Dr. Welch has served as a director since November 1999. From 1979 to the present, Dr. Welch has practiced orthopedic surgery for the Southwest Orthopedic and Sports Medicine Clinic located in Las Vegas, Nevada of which he is the president and owner.

    ROBERT GALVAN. Mr. Galvan has served as a director since November 1999. Since November 1999, Mr. Galvan has also served as the Associate Dean of the University of North Texas Health Science College, Fort Worth, Texas. From November 1998 to November 1999, Mr. Galvan served as the Director of Health for the City of Fort Worth, Texas. Mr. Galvan also served as the Director of Health and Community Development for the City of Plano, Texas from 1992 to October 1998.

    Our directors receive no cash compensation for their services as directors. Our policy is to reimburse non-employee directors for expenses actually incurred in connection with attending meetings of our board of directors. Directors and executive officers are also eligible for stock and option grants under our stock option plans as determined by our board of directors.

                             EXECUTIVE COMPENSATION

    The following table sets forth the cash and other compensation we paid during the last three fiscal years to our chief executive officer, president and other individuals who served as executive officers and whose total compensation was $100,000 or more.

                           SUMMARY COMPENSATION TABLE

                                                                                              LONG TERM
                                                         ANNUAL COMPENSATION             COMPENSATION AWARDS
                                                  ----------------------------------   -----------------------
                                                                        OTHER ANNUAL   RESTRICTED   SECURITIES
                                        FISCAL                          COMPENSATION     STOCK      UNDERLYING
NAME AND PRINCIPAL POSITION              YEAR      SALARY     BONUS         (1)        AWARDS($)    OPTIONS(#)
---------------------------            --------   --------   --------   ------------   ----------   ----------
C J Comu, CEO, Chairman..............    2000     $41,195       $0         $     0      $ 83,825(2)  250,000

                                         1999           0        0          46,875       424,334(3)  150,000

                                         1998(4)        0        0               0             0           0

John Potter, President...............    2000      40,986        0               0        13,425(5)  250,000

                                         1999           0        0          46,875       424,334(6)  150,000

                                         1998(4)        0        0               0             0           0

Darrell R. Jolley, CFO...............    1999           0        0          58,333        12,500(7)   45,000

Doug S. Keane, President of
  Airsopure, Inc.....................    2000      24,173        0               0       116,452(8)        0

                                         1999           0        0          77,500        12,500(9)  100,000

                                         1998           0        0          62,917             0           0

R. John Harris, COO..................    2000      27,917        0               0        21,875(10)        0

James R. Halter, CFO and General
  Counsel............................    2000      18,227        0               0        46,527(11)        0

(1) See terms of employment agreements for Mr. Comu and Mr. Potter under the section titled "Employment Agreements."

(2) Mr. Comu received 249,986 shares of restricted common stock as additional compensation. The fair market value of the shares was $83,825 in the aggregate on the five dates of grant. All of these shares were fully vested on the dates of grant and are not entitled to dividends. As of May 31, 2000, Mr. Comu owned 1,368,864 shares of our restricted common stock with a market value of $1,753,789.

(3) Mr. Comu received 791,667 shares of restricted common stock for deferred wages of $250,000 per year for the period from June 1, 1997 through December 31, 1998. The fair market value of the shares was $395,834 on the date of grant, January 31, 1999. He also received 150,000 shares of common stock as additional compensation. The fair market value of the shares was $28,500 on the date of grant, December 31, 1998. All of these shares were fully vested on the date of grant and are not entitled to dividends.

(4) Disclosure is made of named executive officers of our subsidiary, Airtech International Corporation, for fiscal year 1998 for positions substantially similar to positions held in employment by us for fiscal years 1999 and 2000.

(5) Mr. Potter received 250,464 shares of restricted common stock as additional compensation. The fair market value of the shares was $79,028 in the aggregate on the five dates of grant. All of these shares were fully vested on the dates of grant and are not entitled to dividends. As of May 31, 2000, Mr. Potter owned 1,213,881 shares of our restricted common stock with a market value of $1,555,224.

(6) Mr. Potter received 791,667 shares of restricted common stock for deferred wages of $250,000 for the period from June 1, 1997 through December 31, 1998. The fair market value of the shares was $395,834 on the date of grant, January 31, 1999. He also received 150,000 shares of common stock as additional compensation. The fair market value of the shares was $28,500 on the date of grant, December 31, 1998. All of these shares were fully vested on the date of grant and are not entitled to dividends.

(7) Mr. Jolley received 25,000 shares of common stock as additional compensation. The fair market value of the shares was $12,500 on the date of grant, June 16, 1999. Effective September 1999, Mr. Jolley was no longer employed by us.

(8) Mr. Keane received 100,000 shares of restricted common stock as additional compensation. The fair market value of the shares was $75,000 on the date of grant, May 1, 2000. Mr. Keane also received 154,259 shares of restricted common stock as additional compensation. The fair market value of the shares was $41,452 in the aggregate on the five dates of grant.

(9) Mr. Keane received 25,000 shares of common stock as additional compensation. The fair market value of the shares was $12,500 at the date of grant, June 16, 1999. Effective November 1999, Mr. Keane was no longer employed by us.

(10) Mr. Harris received 100,000 shares of restricted common stock as additional compensation. The fair market value of the shares was $21,875 on the date of grant, December 15, 1999. All of these shares were fully vested on the date of grant and are not entitled to dividends. As of May 31, 2000, Mr. Harris owned 100,000 shares of our restricted common stock with a fair market value of $128,120.

(11) Mr. Halter received 100,000 shares of restricted common stock as additional compensation. The fair market value of the shares was $23,440 on the date of grant, December 8, 1999. Mr. Halter also received 35,183 shares of restricted common stock as additional compensation. The fair market value of the shares was $23,087 on the date of grant, January 6, 2000. All of the shares issued to Mr. Halter were fully vested and are not entitled to dividends. As of May 31, 2000, Mr. Halter owned 135,193 shares of our restricted common stock with a fair market value of $173,209.

                             OPTION GRANTS IN 2000

    The following table lists those persons in the previous table who were granted options to purchase shares of our common stock during fiscal year 2000.

                                               % OF TOTAL OPTIONS /
                        NUMBER OF SECURITIES     SAR'S GRANTED TO                      MARKED PRICE
                        UNDERLYING OPTIONS /        EMPLOYEES         EXERCISE PRICE    ON DATE OF       EXPIRATION
NAME                       SAR'S GRANTED          IN FISCAL YEAR        ($/SHARE)         GRANT             DATE
----                    --------------------   --------------------   --------------   ------------   -----------------
C J Comu..............       250,000                     50%               $0.25           $0.44      December 17, 2004
John Potter...........       250,000                     50%               $0.25           $0.44      December 17, 2004

                          2000 YEAR-END OPTION VALUES

    Set forth in the following table is information, with respect to each named executive officer, as to

    - the number of shares acquired during fiscal year 2000 upon each exercise of options granted to each individual,

    - the aggregate value realized upon each exercise which is the difference between the market value of the shares at exercise and their exercise price,

    - the total number of unexercised options held on May 31, 2000, separately identified between those exercisable and those not exercisable and

    - the aggregate value of in-the-money, unexercised options held on May 31, 2000, separately identified between those exercisable and those not exercisable.

                                                       NUMBER OF SECURITIES      VALUE OF UNEXERCISED IN-THE-
                             SHARES                   UNDERLYING UNEXERCISED       MONEY OPTIONS AT FISCAL
                           ACQUIRED ON    VALUE     OPTIONS AT FISCAL YEAR-END      YEAR-END EXERCISABLE/
NAME                        EXERCISE     RECEIVED   EXERCISABLE/UNEXERCISABLE          UNEXERCISABLE(1)
----                       -----------   --------   --------------------------   ----------------------------
C J Comu.................      -0-         -0-              400,000 / 0                 $374,980 / $0
John Potter..............      -0-         -0-              400,000 / 0                 $374,980 / $0

------------------------

(1) The value is calculated based on the aggregate amount of the excess of $1.2182 which is the closing sale price per share for the common stock on May 31, 2000 over the relevant exercise price(s).

EMPLOYMENT AGREEMENTS

    We have ten (10) year employment contracts with C J Comu and John Potter for annual compensation of $250,000 each, terminating May 31, 2008. Under the terms of these contracts and agreements between our board of directors, Mr. Comu and Mr. Potter, these contracts are funded on a cash basis at such time as we are in a financial position to pay the salaries under these contracts. Unpaid compensation under these contracts, dating from June 1, 1997 through December 31, 1998, was paid to Mr. Comu and Mr. Potter effective January 31, 1999 through the issuance to each of them of 791,667 shares of our restricted common stock. Effective January 15, 1999, Mr. Comu and Mr. Potter began receiving cash compensation under the agreements at an annual rate of $125,000 each when cash was available. The remainder of the amounts due each officer under their contracts will be converted to our restricted common stock during fiscal year 2001. Effective June 1, 1999, Mr. Comu and Mr. Potter further agreed with our board of directors to reduce compensation to $125,000.

COMPANY STOCK PLANS

    EMPLOYEE STOCK PLANS. Our board of directors periodically establishes employee stock grant plans under which unrestricted shares of our common stock are issued and granted to certain employees, management and consultants for performance rewards or services rendered. The terms and conditions of stock grants under the stock plans are within the sole discretion of our board of directors. We do not have formal written plans and all issuances of shares of common stock under our stock plans are made pursuant to registration statements on Form S-8 filed by us from time to time with the SEC.

    On June 9, 1998, we filed a Form S-8 registration statement registering 160,000 shares of our common stock. Through July 30, 1998, we issued 56,002 shares of common stock to consultants and 103,998 shares to employees. The shares of common stock issued were accounted for as consulting services and employee wages. As of March 23, 2000, all of the shares registered under the Form S-8 registration statement were issued under the stock plans.

    On November 12, 1998, we filed a Form S-8 registration statement registering 800,000 shares of our common stock. Through July 30, 1999, we issued 261,009 shares of common stock to consultants and 538,991 shares to employees. The shares of common stock issued were accounted for as consulting services and employee wages. As of March 23, 2000, all of the shares registered under the Form S-8 registration statement were issued under the stock plans.

    On July 30, 1999, we filed a Form S-8 registration statement registering 900,000 shares of our common stock, all of which were issued as of March 23, 2000 under the stock plans. The shares of common stock were accounted for as consulting services and employee wages.

    2000 KEY EMPLOYEE OPTION PLAN. Effective May 31, 1999, our board of directors adopted the Airtech International Group 2000 Key Employee Option Plan in order to motivate our qualified employees to assist us in retaining employees and to align the interest of key employees with those of our shareholders. The 2000 option plan is authorized for key employees including the chief executive officer, president, chief financial officer, vice president franchising, vice president production, and vice president finance. The 2000 option plan provides for the grant of "incentive stock options" and "non-qualified stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986. The approval authorized the issuance of

    - a maximum of 1,000,000 shares of our common stock subject to the options,

    - with a range of exercise prices from $0.25 to $2.50 per share,

    - vesting over a two to three year period, and

    - expiring ten (10) years from the date of grant.

    Our board of directors expects to grant option agreements during fiscal year 2000 to the key employees specifying the respective number of options, vesting periods, exercise prices and incentives, if any. On November 11, 1999, we filed a Form S-8 registration statement for 900,000 shares of our common stock issuable with respect to options granted under the 2000 option plan. As of May 31, 2000, no options had been granted under the 2000 option plan.

INDEMNIFICATION

    The Wyoming Business Corporation Act provides that we may indemnify our directors, officers, employees and other agents, and persons who serve at our request as directors, officers, employees or other agents of another corporation. Subject to Wyoming law, our officers and directors are not personally liable for monetary damages resulting from breaches of their fiduciary duty unless:

    - the officer or director has breached his fiduciary duty of loyalty to us or our shareholders;

    - the breach or failure to perform constitutes an act or omission not in good faith or which involves intentional misconduct or a knowing violation of law; or

    - for any transaction from which the director or officer derived an improper personal benefit.

    Our By-Laws also provide indemnification to our directors, officers, employees and agents, including claims brought under state or Federal Securities laws, to the full extent allowable under Wyoming law. We have also entered into indemnification agreements with our directors and executive officer providing, among other things, that we will provide defense cost against any such claims, subject to reimbursement in certain events.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth, as of July 31, 2000, certain information concerning the beneficial ownership of each class of our voting stock held by:

    - each beneficial owner of 5% or more of our voting stock, based on reports filed with the SEC and certain other information;

    - each of our directors;

    - each of our executive officers; and

    - all executive officers and directors as a group.

                                                   AMOUNT AND NATURE OF
                                                        BENEFICIAL            PERCENT OF COMMON STOCK
NAME AND ADDRESS(1)                            OWNERSHIP OF COMMON STOCK(2)        OWNERSHIP(3)
-------------------                            ----------------------------   -----------------------
C J Comu.....................................          1,768,864(4)                      7.50%
John Potter..................................          1,613,881(5)                      7.64%
Robert Galvan................................            100,000                            *
James R. Halter..............................            135,193                            *
Dr. Andrew Welch, M.D........................            240,382(6)                      1.14%
R. John Harris...............................            100,000                            *
Officers and Directors as a Group (6
  persons)...................................          3,958,320(7)                     18.06%

------------------------

*   Less than 1%

(1) The address of each director, officer and principal stockholder is c/o Airtech International Group, Inc., 15400 Knoll Trail, Suite 200, Dallas, TX 75248.

(2) Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. A person is deemed to be the beneficial owner of securities which may be acquired by such person within 60 days from the date on which beneficial ownership is to be determined upon the exercise of options, warrants or convertible securities.

(3) Each beneficial owner's percentage ownership is determined by assuming that stock options and warrants that are held by that person (but not those held by any other person) and which are exercisable within 60 days from the date on which beneficial ownership is to be determined have been exercised.

(4) Represents 1,368,864 shares of common stock owned directly. Also represents 150,000 shares owned pursuant to warrants to purchase shares of common stock at $0.50 per share and 250,000 shares owned pursuant to options to purchase shares of common stock at $0.25 per share, all of which are exercisable within 60 days. Does not include 211,340 shares of common stock owned by Mr. Comu's relatives, Sevim Comu and Cem Comu, of which Mr. Comu disclaims beneficial ownership.

(5) Represents 1,213,881 shares of common stock owned directly. Also represents 150,000 shares owned pursuant to warrants to purchase shares of common stock at $0.50 per share and 250,000 shares owned pursuant to options to purchase shares of common stock at $0.25 per share, all of which are exercisable within 60 days. Does not include 432,492 shares of common stock owned by Mr. Potter's relatives, Susan Potter and John Garth Potter, of which Mr. Potter disclaims beneficial ownership.

(6) Represents 100,000 shares of common stock owned directly and 140,382 shares owned by the Welch Family Partnership, L.P. of which Dr. Welch may be deemed the beneficial owner.

(7) See notes 4, 5 and 6.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    During fiscal 1999, our president advanced cash to us totaling $100,000. As of May 31, 2000, we owed $210,338 to our chief executive officer and $216,488 to our president, on advances from each officer, including accrued interest. We have agreed to repay these advances as cash is available or by issuing our common stock. We have also agreed to pay interest at 15% per annum on the outstanding balances. During fiscal year 2000, we paid our chief executive officer and our president $15,000 each representing accrued interest on the notes.

    Peter Kertes, one of our principal stockholders during fiscal year 1999, is the President of Equi/Net/Com, and publishes a weekly investor newsletter "Alert Investor". Mr. Kertes provided us with a market research analysis dated July 6, 1999 of our common stock for which he was compensated $3,500 in cash and issued 17,500 shares of common stock. The fair value of the shares of common stock on the date of issuance was $2,734. We also signed an agreement with Mr. Kertes to provide investment banking services to us. This agreement was terminated in May 2000. Mr Kertes was compensated by the issuance of 29,600 shares of our common stock. The fair value of the shares of common stock on the date of issuance was $4,625. As of August 31, 2000, Mr. Kertes owned less than 2% of our outstanding shares of our common stock. We are not now, nor have we been in the past, an affiliate of Mr. Kertes or Equi/Net/Com.

    On April 4, 2000, the Insider, Inc. and The Insider Review published a research report relating to our business and the market for our common stock. Mr. Patrick Comer is the president of The Insider and The Insider Review. The Insider publishes various research reports emphasizing micro-cap companies with high growth potential. The Insider Review is an Internet-based weekly newsletter which may be accessed at theinsiderreview.com. We paid The Insider $3,000 in cash and issued The Insider 10,000 shares of our common stock for its efforts in researching and presenting the information contained in the research report. The fair value of the shares of common stock on the date of issuance was $15,000. Our payments to The Insider are disclosed at the end of the research report in compliance with Section 17(b) of the Securities Act. Section 17(b) requires disclosure of the consideration received by any person from an issuer for communications describing the securities of the issuer. We are not now, nor have we been in the past, an affiliate of Mr. Comer, The Insider or The Insider Review. Except for the payments paid to The Insider in April 2000 for the research report, we have not paid any consideration for any other services provided by Mr. Comer, The Insider, The Insider Review or their affiliates.

    Dr. Andrew Welch, M.D., one of our directors, is the managing partner of Aircare, LLC, a franchisee of our wholly-owned subsidiary, Airsopure, Inc., for Las Vegas, Nevada. For the fiscal year ended May 31, 2000, Aircare, LLC purchased from us $164,828 of our air purification products at the wholesale price available to our other distributors. As of May 31, 2000, Aircare, LLC owes us $73,035 of this amount.

    We believe that the terms of the above described transactions are fair and similar to or better than the terms we could have obtained from arms length negotiations with third parties.

     MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

MARKET INFORMATION

    Our shares of common stock are traded in the "over-the-counter" or "Bulletin Board" market under the symbol "AIRG." High and low sales prices for the quarters of fiscal years 2001, 2000 and 1999 were:

                                  HIGH       LOW
                                --------   --------
Fiscal Year 2001
  1st Quarter.................   $1.53      $0.75
Fiscal Year 2000
  4th Quarter.................   $2.59      $1.00
  3rd Quarter.................    3.53       0.60
  2nd Quarter.................    0.90       0.25
  1st Quarter.................    0.75      0.125
Fiscal Year 1999
  4th Quarter.................   $0.56      $0.12
  3rd Quarter.................    1.03       0.14
  2nd Quarter.................    1.50       0.47
  1st Quarter.................    3.28       0.63

NUMBER OF SHAREHOLDERS AND TOTAL OUTSTANDING SHARES

    As of July 31, 2000, there were approximately 1,214 holders of record of our common stock and we had approximately 21,116,942 shares issued and outstanding.

DIVIDENDS

    We have paid no dividends on our shares of common stock and we have no current intentions to pay dividends on our shares of common stock in the future. Holders of our Series "M" Convertible Preferred Stock have a preferred dividend right to receive quarterly dividend distributions equal to 4.57% of the gross revenues generated from sales of our Series 950 unit until May 31, 2001. Except for required dividend payments on the Series "M" convertible preferred stock, we intend to retain any future earnings for reinvestment in our business. As of May 31, 2000, no dividends have been paid on the Series "M" convertible preferred stock. Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements and other relevant factors. As of January 1, 2000, we terminated our offering of Series "M" convertible preferred stock and do not intend to offer any additional shares in the future.

                           DESCRIPTION OF SECURITIES

    We have summarized below the material provisions of our Articles of Incorporation, Bylaws and other instruments defining the rights of our securities holders. Our summary may not contain all of the information that is important to you. See "Where To Find Additional Information" for information about how to obtain a copy of the documents we refer to in this section.

AUTHORIZED CAPITAL STOCK

    Under our Articles of Incorporation, we are authorized to issue up to 70 million shares of stock consisting of the following:

    - 50 million shares of common stock

    - 20 million shares of preferred stock

COMMON STOCK

    Shares of our common stock are not redeemable, do not have any conversion rights and are not subject to call. Holders of shares of our common stock have no preemptive, redemption, conversion or other subscription rights and are entitled to one vote per share on any matter submitted to a vote of our shareholders. Cumulative voting is prohibited in the election of directors. This means that the holders of a majority of the outstanding shares of common stock, voting for the election of directors, can elect all of our directors. In such event, the holders of the remaining shares will not be able to elect any of our directors. The holders of shares of common stock are entitled to receive dividends, if any, as and when declared from time to time by our board of directors, out of legally available funds, but subject to the prior payment of dividends to the holders of any outstanding shares of preferred stock. Subject to the rights of the holders of preferred stock, if any, upon liquidation dissolution or winding up of our affairs, the holders of shares of our common stock will be entitled to participate equally and ratably, in proportion to the number of shares held, in our net assets available for distribution to holders of all shares of our common stock. The shares of our common stock currently outstanding are validly issued, fully paid and nonassessable.

PREFERRED STOCK

    Our Articles of Incorporation authorize our board of directors to issue up to 20,000,000 shares of preferred stock, $0.01 par value per share. We may issue the preferred stock in one or more classes or series. Each class or series will have the voting rights, designations, preferences and relative rights as fixed by resolution of our board of directors, without the consent of our shareholders. Our preferred stock may rank senior to our common stock as to dividend rights, liquidation preferences, or both. Our preferred stock may also have extraordinary or limited voting rights.

SERIES "M" CONVERTIBLE PREFERRED STOCK AND ATTACHED WARRANTS

    We have 1,143,750 shares of Series "M" convertible preferred stock outstanding. Holders of our Series "M" preferred have the right to convert their shares into shares of our common stock on a one-for-one basis at any time. The Series "M" preferred automatically converts to shares of our common stock on December 31, 2001. The holders of Series "M" preferred are entitle to receive quarterly dividend distributions equal to 4.57% of the gross revenues generated from the sales of our Series 950 unit until May 31, 2001. The dividends are paid on or before the sixtieth day of each calendar quarter based upon the gross revenues from our Series 950 air purification units from the previous quarter. The holders of Series "M" preferred were also issued related warrants to purchase 993,750 shares of our Common Stock at an exercise price of $2.00 per share. The warrants expired on May 31, 2000. As of January 1, 2000, we terminated our offering of Series "M" preferred and do not intend to offer any additional shares in the future. As of March 31, 2000, no dividends have been paid to the holders of Series "M" preferred.

AIRSOPURE 999 LIMITED PARTNERSHIP INTERESTS

    We have $430,000 of limited partnership interests outstanding in Airsopure 999, L.P. ("Airsopure LP"). Airsopure, Inc., our wholly-owned subsidiary ("Airsopure"), is the sole general partner of Airsopure LP. Under the limited partnership agreement, the limited partners are entitled to receive 1.7% of the gross revenues generated from sales of our Model S-999 automobile air purification system with the remaining gross revenues paid to Airsopure. The limited partners are entitled to receive distributions until December 31, 2003, at which time 100% of gross revenues are paid to Airsopure. In addition, Airsopure has guaranteed the limited partners a 150% return on their investment by December 31, 2003. The guarantee, if payable, may be in the form shares of our common stock.

12% CONVERTIBLE DEBENTURES DUE 2005 AND ATTACHED WARRANTS

    In January 2000, our board of directors authorized the issuance of up to $5,000,000 of our 12% Convertible Debentures Due 2004 pursuant to a private placement memorandum. Since the original authorization, we have elected to limit purchases of our 12% debentures to a maximum of $1,000,000 in principal amount. At any time after one year from the date of issuance, holders of our 12% debentures are entitled to convert our 12% debentures on a dollar for dollar basis into shares of our Common Stock. Semi-annual interest payments are due and payable on our 12% debentures commencing September 1, 2000. Each 12% debenture in the principal amount of $25,000 includes a warrant to purchase shares of our common stock at an exercise price of $2.00 per share. The warrants expire two years from the date of issuance.

    At our option, our 12% debentures may be converted on a dollar for dollar basis or paid in cash at face value on the maturity date. Prior to maturity, we may with the consent of the holder of our 12% debenture, redeem our 12% debentures in cash at the following redemption prices together with accrued interest to the date of redemption:

        IF REDEEMED ON OR AFTER SEPTEMBER 1
              OF THE FOLLOWING YEARS:                  % OF PRINCIPAL AMOUNT
        -----------------------------------            ---------------------
2000........................                                     110%
2001........................                                     108%
2002........................                                     106%
2003........................                                     104%
2004........................                                     102%

    As of May 31, 2000, we had $350,000 in principal amount of our 12% debentures outstanding.

6% CONVERTIBLE DEBENTURES DUE 2002

    On February 22, 2000, we sold $2,500,000 in principal amount of our 6% Convertible Debentures Due 2002 to PK Investors LLC. Our 6% debentures have a maturity date of February 22, 2002 at which time the principal amount and all accrued interest is due and payable. No interest payments are due prior to maturity of the 6% debentures. We may, at our option, pay the accrued interest at maturity by issuing shares of our common stock to the debenture holder at a price equal to the conversion price of our common stock as described below. Our 6% debentures are convertible at any time at the option of the holder into shares of our common stock. The conversion price of our common stock used in calculating the number of shares issuable upon conversion (or in payment of interest) is the lesser of:

    - 110% of the average closing bid price of our common stock for the five trading days prior to the date of initial payment; and

    - the product obtained by multiplying 0.80 by the average of the three lowest closing bid prices of our common stock during the thirty trading days prior to the date we receive a conversion notice from a debenture holder.

    In the event we have a "change of control", the holders of the 6% debentures may require us to redeem the 6% debentures at a redemption price equal to 125% of the aggregate outstanding principal and accrued interest on the 6% debentures. A "change of control" includes:

    - acquisition by an entity or group of more than 50% of our voting stock;

    - merger or consolidation;

    - a change in a majority of our existing board of directors; or

    - a sale of substantially all of our assets.

    The holders of our 6% debentures also have attached warrants to purchase 250,000 shares of our common stock at an exercise price of $2.6124 per share. The warrants expire on February 22, 2005.

CONDITIONAL WARRANT

    On February 22, 2000, we also issued to PK Investors LLC, a conditional warrant to purchase up to an additional $2,500,000 in principal amount of our 6% debentures with related attached warrants to purchase 250,000 shares of our common stock. The conditional warrant expires on December 22, 2000.

                                 LEGAL MATTERS

    The validity of the issuance of the warrants and common stock offered pursuant to this prospectus is being passed upon for us by John G. Rebensdorf, P.C.

                                    EXPERTS

    Our consolidated financial statements included in this prospectus and in the registration statement have been audited by Turner, Stone & Company LLP, independent certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere in this prospectus and in the registration statement. The consolidated financial statements are included in this prospectus in reliance upon such report given upon the authority of Turner, Stone & Company as experts in auditing and accounting.

                      WHERE TO FIND ADDITIONAL INFORMATION

    We have filed with the SEC a registration statement on Form SB-2 in connection with the securities offered under this prospectus. As permitted by SEC rules, this prospectus does not contain all of the information contained in the registration statement or in the exhibits to the registration statement. For further information you may read and copy documents at the public reference room of the SEC at 450 5th Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC at 7 World Trade Center, Suite 1300, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC charges a fee for copies. Copies of this material should also be available through the Internet at the SEC EDGAR Archive, the address of which is http://www.sec.gov.

                    INDEX TO COMBINED FINANCIAL INFORMATION
                       AIRTECH INTERNATIONAL GROUP, INC.

ITEM                                                            PAGE
----                                                          --------
Report of Independent Certified Public Accountants..........      F-2
Consolidated Balance Sheets as of May 31, 2000 and 1999.....      F-3
Consolidated Statements of Operations for the Years Ended
  May 31, 2000 and 1999.....................................      F-5
Consolidated Statements of Stockholders' Equity for the
  Years Ended May 31, 2000 and 1999.........................      F-6
Consolidated Statements of Cash Flows for the Years Ended
  May 31, 2000 and 1999.....................................      F-7
Notes to Financial Statements for May 31, 2000 and 1999.....      F-8
Consolidated Financial Statements for the Three Months Ended
  August 31, 2000 and August 31, 1999.......................     F-20

                          INDEPENDENT AUDITOR'S REPORT

The Board of Directors and Stockholders
Airtech International Group, Inc.
Dallas, Texas


    We have audited the accompanying consolidated balance sheets of Airtech International Group, Inc. and subsidiaries as of May 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Airtech International Group, Inc. and subsidiaries as of May 31, 2000 and 1999, and the consolidated results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

TURNER, STONE & COMPANY, LLP

Certified Public Accountants
August 31, 2000

               AIRTECH INTERNATIONAL GROUP, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                             MAY 31, 2000 AND 1999

                                     ASSETS

                                                                 2000         1999
                                                              ----------   ----------
CURRENT ASSETS
  Cash......................................................  $1,487,646   $   61,808
  Trade and licensing fees receivables, net of allowance for
    doubtful accounts of $20,000 and $0, respectively.......     269,971      173,951
  Notes receivable, current portion.........................     437,250      143,750
  Inventory.................................................     538,952      242,665
  Prepaid expenses..........................................      38,212           --
                                                              ----------   ----------
      Total current assets..................................   2,772,031      622,174

PROPERTY AND EQUIPMENT--net of accumulated depreciation of
  $166,589 and $119,634, respectively.......................     156,288       89,569

NOTES RECEIVABLE--net of current portion, net of allowance
  for doubtful accounts of $0 and $0, respectively..........   1,175,000      431,250

OTHER ASSETS

  Goodwill, net of accumulated amortization of $35,810 and
    $71,621, respectively...................................     107,432      143,243
  Intellectual properties, net of accumulated amortization
    of $146,800 and $38,060, respectively...................     940,597    1,049,337
  Prepaid royalties and other assets, net of accumulated
    amortization of $104,167 and $0, respectively...........     412,381      514,208
                                                              ----------   ----------
      Total other assets....................................   1,460,410    1,706,788
                                                              ----------   ----------
                                                              $5,563,729   $2,849,781
                                                              ==========   ==========

    The accompanying notes are an integral part of the financial statements.

               AIRTECH INTERNATIONAL GROUP, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                             MAY 31, 2000 AND 1999

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                 2000          1999
                                                              -----------   -----------
CURRENT LIABILITIES
  Accounts payable, trade...................................  $   260,102   $   510,193
  Accrued payroll, other wages and related burden...........      407,134       301,769
  Other accrued expenses....................................      415,076       372,534
  Advances payable to officers..............................      210,338       216,488
  Notes payable.............................................      277,185       277,185
                                                              -----------   -----------
      Total current liabilities.............................    1,569,835     1,678,169

LONG-TERM LIABILITIES
  Deferred revenue..........................................      340,000       400,000
  Product marketing obligation..............................      430,000       405,000
  Convertible debentures....................................    2,850,000            --
                                                              -----------   -----------
      Total long-term liabilities...........................    3,620,000       805,000

      Total liabilities.....................................    5,189,835     2,483,169

COMMITMENTS AND CONTINGENCIES...............................           --            --

STOCKHOLDERS' EQUITY
  Preferred stock--5,000,000 shares authorized, $.005 par
    value
    Series A cumulative, convertible preferred, no shares
      issued and outstanding liquidation preference of $1
      per share.............................................           --            --
    Series M cumulative, convertible preferred, 1,143,750
      and 1,143,750 shares issued and outstanding,
      respectively; liquidation preference of $1 per share,
      aggregating $   and $   respectively..................        1,144         1,144
  Common stock--$.05 par value, 50,000,000 shares
    authorized, 20,939,216 and 13,207,532 shares issued and
    outstanding, respectively...............................    1,046,961       660,376
  Additional paid-in capital................................    7,609,256     5,546,965
  Retained deficit..........................................   (8,283,467)   (5,841,873)
                                                              -----------   -----------
      Total stockholders' equity............................      373,894       366,612
                                                              -----------   -----------
                                                              $ 5,563,729   $ 2,849,781
                                                              ===========   ===========

    The accompanying notes are an integral part of the financial statements.

               AIRTECH INTERNATIONAL GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                       YEARS ENDED MAY 31, 2000 AND 1999

                                                                 2000          1999
                                                              -----------   -----------
REVENUES
  Product sales.............................................  $   543,615   $   800,439
  Franchisee fees...........................................    1,072,500       229,000
  Other revenues............................................       11,361         1,030
                                                              -----------   -----------
    Total revenues..........................................    1,627,476     1,030,469

COSTS AND EXPENSES
  Salaries, wages and other compensation....................      987,763     1,317,076
  Deferred officer wages....................................           --       791,667
  Cost of sales.............................................      519,603       664,356
  Advertising...............................................      107,216        42,082
  Depreciation..............................................       46,955        38,564
  Amortization..............................................      248,718        91,370
  Loss on impairment of goodwill............................           --       582,750
  Other general & administrative expenses...................    2,050,200     1,678,775
                                                              -----------   -----------
    Total costs and expenses................................    3,960,455     5,206,640
                                                              -----------   -----------
LOSS FROM OPERATIONS........................................   (2,332,979)   (4,176,171)

Interest expense............................................     (108,615)     (135,288)
                                                              -----------   -----------
LOSS BEFORE INCOME TAXES....................................   (2,441,594)   (4,311,459)

Income tax benefit..........................................           --            --
                                                              -----------   -----------
NET LOSS....................................................  $(2,441,594)  $(4,311,459)
                                                              ===========   ===========
LOSS PER COMMON SHARE--BASIC................................  $     (0.14)  $     (0.50)
                                                              ===========   ===========
LOSS PER COMMON SHARE--DILUTED..............................  $     (0.14)  $     (0.50)
                                                              ===========   ===========

    The accompanying notes are an integral part of the financial statements.

               AIRTECH INTERNATIONAL GROUP, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                       YEARS ENDED MAY 31, 2000 AND 1999

                                                            COMMON STOCK            PREF. SERIES M        PREF. SERIES A
                                                       -----------------------   --------------------   -------------------
                     DESCRIPTION                         SHARES         $         SHARES        $        SHARES       $
---------------------------------------------------------------------------------------------------------------------------
BALANCE AT 5/31/98...................................  10,059,923   $  502,996   1,029,750    $1,030       --        $--

Issuance of Series M preferred stock, net of offering
  costs..............................................                              114,000       114

Cancel shares in July................................    (680,000)     (34,000)         --        --       --         --

Issuance of common stock according to S-8
  registration.......................................     670,025       33,500          --        --       --         --

Issuance of common stock for cash....................     828,000       41,400

Issuance of common stock on exercise of warrants.....      46,250        2,313

Issuance of common stock for deferred wages to
  officers...........................................   1,583,334       79,167

Issuance of common stock in May......................     700,000       35,000

Net loss during the year.............................          --           --          --        --       --         --
                                                       --------------------------------------------------------------------

BALANCE AT 5/31/99...................................  13,207,532      660,376   1,143,750     1,144        0          0

Issuance of common stock for cash....................   4,196,850      209,842

Issuance of common stock in exchange for services....   1,796,879       89,843

Issuance of common stock on exercise of warrants.....     337,500       16,876

Issuance of common stock to vendors for payment of
  trade payables.....................................   1,400,455       70,024

Net loss during the year.............................
                                                       --------------------------------------------------------------------

BALANCE AT 5/31/00...................................  20,939,216   $1,046,961   1,143,750    $1,144        0        $--
                                                       ====================================================================


                                                        PAID-IN      RETAINED
                     DESCRIPTION                        CAPITAL      EARNINGS        TOTAL
-----------------------------------------------------  --------------------------------------
BALANCE AT 5/31/98...................................  $4,049,736   $(1,530,414)  $ 3,023,348
Issuance of Series M preferred stock, net of offering
  costs..............................................      98,890                      99,004
Cancel shares in July................................      34,000           --             --
Issuance of common stock according to S-8
  registration.......................................     361,427           --        394,927
Issuance of common stock for cash....................     234,600                     276,000
Issuance of common stock on exercise of warrants.....      20,812                      23,125
Issuance of common stock for deferred wages to
  officers...........................................     712,500                     791,667
Issuance of common stock in May......................      35,000                      70,000
Net loss during the year.............................          --   (4,311,459)    (4,311,459)
                                                       --------------------------------------
BALANCE AT 5/31/99...................................   5,546,965   (5,841,873)       366,612
Issuance of common stock for cash....................     780,494                     990,336
Issuance of common stock in exchange for services....     526,563                     616,406
Issuance of common stock on exercise of warrants.....      67,544                      84,420
Issuance of common stock to vendors for payment of
  trade payables.....................................     687,690                     757,714
Net loss during the year.............................               (2,441,594)    (2,441,594)
                                                       --------------------------------------
BALANCE AT 5/31/00...................................  $7,609,256   $(8,283,467)  $   373,894
                                                       ======================================

      The accompanying notes are an integral part of the financial statements.

               AIRTECH INTERNATIONAL GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                       YEARS ENDED MAY 31, 2000 AND 1999

                                                                 2000          1999
                                                              -----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss..................................................  $(2,441,594)  $(4,311,459)

  Adjustments to reconcile net income to cash
    Depreciation and amortization...........................      295,673       129,934
    Impairment of goodwill                                             --       582,750
    Net (gain) loss on disposition of assets................           --       (51,672)
    Stock payments to employees and consultants.............      616,406     1,129,593
    Allowances and write offs...............................       20,000       411,000

  Changes in operating assets and liabilities
    Accounts receivable.....................................     (116,020)      (21,814)
    Inventory...............................................     (296,287)       41,667
    Prepaid expenses and other assets.......................      (40,552)       67,214
    Notes receivable........................................   (1,037,250)           --
    Accounts payable........................................      507,623       373,238
    Accrued expenses........................................      141,757       716,163
    Deferred revenue........................................      (60,000)           --
                                                              -----------   -----------
      Net cash used in operating activities.................   (2,410,244)     (933,386)

CASH FLOWS FROM INVESTING ACTIVITIES
  Acquisition of property and equipment.....................     (113,674)           --
  Disposals of fixed assets.................................           --        66,058
  Expenditures for other assets.............................           --       (89,837)
                                                              -----------   -----------
      Net cash used in investing activities.................     (113,674)      (23,779)

CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from issuance of preferred stock, net of offering
    costs...................................................           --        99,004
  Proceeds from issuance of common stock....................    1,074,756       369,125
  Reciepts from product marketing obligation................       25,000       405,000
  Proceeds from convertible debentures......................    2,850,000            --
                                                              -----------   -----------
      Net cash provided by financing activities.............    3,949,756       873,129

INCREASE (DECREASE) IN CASH.................................    1,425,838       (84,036)

CASH. BEGINNING OF PERIOD...................................       61,808       145,844
                                                              -----------   -----------

CASH, END OF PERIOD.........................................  $ 1,487,646   $    61,808
                                                              ===========   ===========

SUPPLEMENTAL CASH FLOWS DISCLOSURES
  Interest paid.............................................  $    30,000   $     8,319
  Income taxes paid.........................................  $        --   $        --
  Non-cash investing and financing activities:
    Common stock issued in settlement of accounts payable...  $   757,714   $        --
    Common stock issued in exchange for services............  $   616,406   $ 1,129,593

    The accompanying notes are an integral part of the financial statements.

                       AIRTECH INTERNATIONAL GROUP, INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND BUSINESS

    Airtech International Group, Inc. (the Company), (formerly Interactive Technologies Corporation, Inc.), was incorporated in the state of Wyoming on August 8, 1991. The Company manufactures and sells a full line of air purification products. The Company primarily markets, sells and distributes its products through a network of franchisees.

    On May 31, 1998, the Company acquired all of the outstanding common stock shares of Airtech International Corporation (AIC), which through its subsidiaries manufacture and sell various air filtration and purification products. The total purchase price of $22,937,760 was funded through the issuance of 2,100,000 of its common stock shares valued at $.625 per share, the issuance of 11,858,016 of its Series A convertible preferred stock shares valued at $.625 per share (Note 2) and the issuance of $9,000,000 of convertible debentures (Note 5). However, because these convertible securities were converted into common stock within two months following the acquisition, the Company effectively issued common stock for the outstanding common stock of AIC and the stockholders of AIC obtained control of the combined company. As a result, AIC became the acquirer for financial reporting purposes.

    Therefore, the transaction was accounted for using the purchase method of accounting. Accordingly, the purchase price of the net assets acquired has been allocated among the net assets based on their relative fair values with $179,053 of the purchase price allocated to goodwill. The acquired goodwill is being amortized using the straight-line method over 5 years.

    Results of operations of Interactive Technologies Corporation are included in the accompanying consolidated statements of operations beginning June 1, 1998.

PRINCIPLES OF CONSOLIDATION

    The accompanying consolidated financial statements include the general accounts of the Company and its subsidiaries, AIC, Airsopure, Inc., Airsopure International Group, Inc. and McCleskey Sales and Service, Inc., each of which have fiscal year ends of May 31. All material intercompany accounts, balances and transactions have been eliminated in the consolidation.

IMPAIRMENT OF LONG-LIVED ASSETS

    The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." This Statement establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill related to those assets to be held and used, and long-lived assets and certain identifiable intangibles to be disposed of. The Company periodically evaluates, using independent appraisals and projected undiscounted cash flows, the carrying value of its long-lived assets and certain identifiable intangibles to be held and used whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In addition, long-lived assets and identifiable intangibles to be disposed of are reported at the lower of carrying value or fair value less cost to sell.

                       AIRTECH INTERNATIONAL GROUP, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
AMORTIZATION

    Intellectual property is allocated to the Company's air filtration products based on expected sales as a percent of total sales by product. The Company records amortization using the straight-line method over 10 years beginning when the product is initially inventoried for sale. For the years ended May 31, 2000 and 1999, amortization expense totaled $108,740 and $38,060, respectively.

    Goodwill recorded in the acquisition of AIC, is being amortized using the straight-line method over 5 years. For the years ended May 31, 2000 and 1999, amortization expense totaled $35,811 and $35,810, respectively.

    Goodwill relating to the Company's purchase of its McClesky Sales and Services subsidiary in 1995 was being amortized over 40 years. In May 1999, this operating segment was discontinued (Note 10) and the remaining unamortized carrying value was charged to expense.

    A prepaid royalty fee, paid pursuant to a December 1995 agreement and related to the Company's portable medicare unit, is being amortized using the straight-line method over 24 months beginning in January 2000. For the years ended May 31, 2000 and 1999, amortization expense totaled $104,167 and $0, respectively.

INVENTORIES

    Inventories are carried at the lower of cost or net realizable value (market) and include component parts used in the assembly of the Company's line of air purification units and filters and finished goods comprised of completed products. The costs of inventories are based upon specific identification of direct costs and allocable costs of direct labor, packaging and other indirect costs.

    At May 31, 2000 and 1999, inventories consisted of the following:

                                                            2000       1999
                                                          --------   --------
Finished goods..........................................  $356,916   $200,506
Component parts.........................................   182,036     42,159
                                                          --------   --------
                                                          $538,952   $242,665
                                                          ========   ========

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost less accumulated depreciation. Depreciation of property and equipment is currently being provided by straight line and accelerated methods for financial and tax reporting purposes, respectively, over estimated useful lives of five years.

INTELLECTUAL PROPERTIES

    Costs incurred by the Company in developing its products consisting primarily of design, testing and completion of working prototypes, which are not considered patentable, are capitalized and will be amortized over the estimated useful life of the related patents once a unit has been placed in production.

                       AIRTECH INTERNATIONAL GROUP, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
PRODUCT MARKETING OBLIGATION

    Pursuant to Statement of Financial Accounting Standards ("SFAS") No. 68, the Company has recorded funds raised in an arrangement to develop, produce and market its Model S-999 as a product marketing obligation (Note 7).

REVENUE RECOGNITION

    Revenues from the Company's operations are recognized at the time products are shipped or services are provided. Revenues from franchise sales are recognized at the time all material services relating to the sale of a franchise have been performed by the Company and, in some instances, when the related notes receivable have been collected. Revenues based on the collection of franchise notes receivable are deferred until the time of collection.

ADVERTISING

    Advertising dollars are invested in trade journals, trade shows, travel and franchise networking. All amounts are expensed as incurred.

MANAGEMENT ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH FLOW

    For purposes of the statement of cash flows, cash includes demand deposits, time deposits and short term cash equivalent investments with maturities of less than three months. None of the Company's cash is restricted.

EARNINGS PER SHARE

    Basic and diluted loss per share are based upon 17,368,684 and 10,583,635, respectively, weighted average shares of common stock outstanding. No effect has been given to the assumed conversion of convertible preferred stock and convertible debentures and the assumed exercise of stock options and warrants as the effect would be antidilutive.

STOCK SPLIT

    On October 5, 1998, the shareholders authorized a one for five reverse split of the Company's common stock. The reverse split was made effective November 9, 1998. Shareholders equity has been restated to give retroactive recognition to the stock split for all periods presented, such that all references in the financial statements to number of shares, per share amounts, par values and stock

                       AIRTECH INTERNATIONAL GROUP, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) option data for common shares have been restated. The shareholders also approved an increase in the Company's authorized common shares to 50,000,000.

2.  PREFERRED STOCK

CONVERTIBLE PREFERRED STOCK--SERIES A

    In connection with the Company's acquisition of AIC (Note 1), the Company established this equity class and authorized 15,000,000 shares. The shares have a par value of $1.00, do not pay dividends and are convertible at the Company's option at any time within 24 months after issuance for one share of the Company's common stock for each five shares of preferred stock.

    Effective July 31, 1998, the Company's Board of Directors voted to convert the Series A Preferred Stock to Common Stock on the basis of one share of Preferred to one share of Common, as per the merger agreement. To effect the conversion of 11,858,016 of Series A preferred, the Company issued 2,371,603 shares of common stock. As described in Note 1, relating to the reverse merger accounting recognition, the conversion of the preferred stock shares has been recorded in the accompanying consolidated financial statements as occurring on May 31, 1998, the date of the AIC acquisition and, therefore, are not shown as outstanding at May 31, 1998 in the accompanying consolidated statements of stockholders' equity.

CONVERTIBLE PREFERRED STOCK--SERIES M

    During the year ended May 31, 1998, the Company authorized 5,000,000 shares and established this equity class to raise production funds for the Company's Model S-950, Medicare air filtration unit. The Series M preferred shareholders participate by receiving up to 20%, if totally subscribed, of the collected gross proceeds from the Company's sales of its Model S-950 over a two year period. Through May 31, 1999, 1,143,750 of these shares were issued for $1.00 cash, net of $203,379 of offering costs. The shares have a par value of $.001, do not pay dividends and are convertible at the holder's option at any time within 36 months after issuance for one share of the Company's common stock. In addition, attached to each share is one warrant to purchase one share of common stock at a price of $0.25 per share exercisable within two years after issuance. As of May 31, 1999, the Company had not sold any S-950 units thus has made no payments under the participation plan. As of May 31, 2000, the Company had sold 78 of these units and owes $5,364 under the participation plan.

3.  NOTES RECEIVABLE

    Notes receivable relate to AIC sales of geographic franchise licenses
(Note 1), bear interest at 6% to 12%, are payable in terms ranging from 12 to 48 months and are secured by the area franchises. Credit is extended on evaluation of the payee's financial condition and general credit information. Prior to May 31, 2000, the Company did not strictly enforce collection while it completed development of its product line of air purification products.

                       AIRTECH INTERNATIONAL GROUP, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3.  NOTES RECEIVABLE (CONTINUED)
    At May 31, 2000 and 1999, notes receivable are comprised of the following:

                                                           2000        1999
                                                        ----------   ---------
Domestic franchise licenses...........................  $  157,250   $ 300,000
International franchise licenses......................   1,455,000     275,000
                                                        ----------   ---------
                                                         1,612,250     575,000
Less current portion..................................    (437,250)   (143,750)
                                                        ----------   ---------
                                                        $1,175,000   $ 431,250
                                                        ==========   =========

4.  NOTES PAYABLE

    The Company's notes payable consist of loans from various corporations and individuals provided for working capital purposes. The notes, which contain no significant restrictions, bear interest at rates of 10.0% to 18.0%, are due through May 1999 and are unsecured. At May 31, 2000 and 1999, all of these notes, totaling $277,185, were in default.

5.  CONVERTIBLE DEBENTURES

AIC ACQUISITION DEBENTURES

    In connection with the Company's acquisition of AIC (Note 1), the Company also issued $9,000,000 of convertible debentures secured by the AIC shares acquired. The debentures bear interest at 10%, are payable annually on May 31 of each year, are due on May 31, 2000 and are convertible at the Company's option at any time within the two years into shares of the Company's common stock at a conversion price of $.70. As of July 31, 1998, the Company's Board of Directors voted to convert the debentures and $150,000 of related accrued interest into common stock. The Company issued 2,614,286 common shares on conversion. As described in Note 1, relating to the reverse merger accounting recognition, the conversion of the convertible debentures has been recorded in the accompanying consolidated financial statements as occurring on May 31, 1998, the date of the AIC acquisition and, therefore, are not shown as outstanding at May 31, 1998 but included in additional paid in capital in the accompanying consolidated statements of stockholders' equity.

CONVERTIBLE DEBENTURES (12%)

    During the year ended May 31, 2000, the Company issued $350,000 of convertible debentures maturing on September 1, 2004. Interest is payable at 12% semi-annually beginning September 1, 2000. The debentures are convertible at the holder's option any time beginning one year after issuance at a conversion price of $1.00 per share. The Company, with the consent of the holder, may redeem the debentures at a price ranging from 110% of the principal amount if redeemed prior to September 1, 2001 to 100% of the principal amount at maturity of the principal amount of the debentures.

    The debentures include warrants to purchase 350,000 common stock shares at a price of $2.00 per share. The warrants expire two years from the date of issuance.

                       AIRTECH INTERNATIONAL GROUP, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

5.  CONVERTIBLE DEBENTURES (CONTINUED)
CONVERTIBLE DEBENTURES (6%)

    During the year ended May 31, 2000, the Company issued $2,500,000 of convertible debentures maturing on February 22, 2002. Interest accrues at 6% and is payable in full at maturity. The debentures are convertible at the holder's option at any time at a conversion price equal to the lesser of (a) 110% of the average closing bid price of the Company's common stock for the five trading days prior to the date of initial payment or (b) 80% of the average of the three lowest closing bid prices of the Company's common stock during the 30 trading days prior to the date a conversion notice is received from a holder. In the event of a change in control of the Company, the holders' can require redemption of the debentures at a price equal to 125% of the aggregate outstanding principal and accrued interest.

    The debentures include warrants to purchase 250,000 common stock shares at a price of $2.61 per share. The warrants expire on February 22, 2005.

    Additionally, the holders of these debentures have an option to acquire an additional $2,500,000 of debentures under the same terms, which include additional warrants to purchase 250,000 common stock shares at a price of $2.61 per share. This option expires December 22, 2000.

6.  LITIGATION

    The Company is defendant, and it has filed counter claims, in a lawsuit filed by the lessor of office space facilities in New Jersey. The Company never occupied the space due to the lessor's failures to finish out the space to the Company's specifications. The lessor seeks to recover remaining lease payments due under the lease of $606,913 and the Company seeks to recover damages under a capital lease obligation for equipment located in the New Jersey facilities and contractually precluded from being removed from the facilities. Although the Company anticipates a favorable settlement of this lawsuit the outcome of it is uncertain. As of May 31, 2000 and 1999, a reserve totaling $200,000 has been established in anticipation of settling this obligation.

    The Company is also defendant in a lawsuit filed by a corporation claiming damages of up to $1 million for breach of a stock purchase agreement, which was never consummated. Management believes its defenses are strong and plans on vigorously defending this lawsuit. Although the Company anticipates a favorable settlement of this lawsuit the outcome of it is uncertain. The Company has not accrued a loss for this contingency in the accompanying consolidated financial statements.

                       AIRTECH INTERNATIONAL GROUP, INC.
                                AND SUBSIDIARIES

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

7.  COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

    The Company is currently obligated under noncancellable operating leases for its Dallas office and warehouse facilities, which expire through December 2003. The leases also provide for payment of the Company's share of operating costs and contain renewal options at prevailing market rates.

    Minimum future rental payments required under the above operating lease is as follows.

YEAR ENDING MAY 31,
-------------------
2001........................................................  $106,275
2002........................................................    73,566
2003........................................................    16,080
2004........................................................     9,380
                                                              --------
                                                              $205,301
                                                              ========

    During the years ended May 31, 2000 and 1999, rent expense totaled $102,660 and $80,670, respectively.

EMPLOYMENT AGREEMENTS

    The Company is currently obligated under employment agreements with its Chief Executive Officer and its President for annual compensation of $250,000 apiece and discretionary bonuses to be determined by the Company's board of directors. The agreements expire in May 2008. Compensation under such agreements was deferred during the period from June 1, 1997 through December 31, 1998. At January 31, 1999, the Board of Directors authorized payment of the deferred amount by issuing restricted common stock at $0.50 per share, issuing a combined total of 1,583,334 shares. Starting in January 1999, these two executives began receiving cash compensation at the rate of $125,000 apiece with the remainder of the contracted amounts being accrued in the accompanying consolidated financial statements.

    During the year ended May 31, 1999, the Company received a claim from a stockholder and former officer and director in the amount of $250,000 related to past employment services. However, during the year ended May 31, 2000, this claim was settled with the Company issuing 100,000 common stock shares to this stockholder at a fair value of $42,579.

    The Company's current compensation benefits do not provide any other post-retirement or post-employment benefits.

AIRSOPURE 999 LIMITED PARTNERSHIP

    In January 1999, the Company formed a limited partnership, Airsopure 999 Limited Partnership (LP), to fund production of the Company's new automobile, trunk mounted air filtration unit, the Model S-999. Airsopure, Inc., a subsidiary of the Company, became the general partner, and the limited partnership was authorized to sell up to $5 million of partnership interests. The limited partners are entitled up to a maximum of 20% of the gross sales from the S-999 over a three year period. Additionally, the Company guaranteed the limited partners a return of at most 150% of their investment at the end of the three year term by authorizing conversion of their limited partnership

                       AIRTECH INTERNATIONAL GROUP, INC.
                                AND SUBSIDIARIES

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

7. COMMITMENTS AND CONTINGENCIES (CONTINUED) interests into shares of the Company's common stock. During the years ended May 31, 2000 and 1999, the LP raised $25,000 and $405,000, respectively, which amount is recorded as product marketing obligation.

8.  INCOME TAXES

    The Company used the accrual method of accounting for tax and financial reporting purposes. At May 31, 2000 and 1999, the Company had net operating loss carry forwards for financial and tax reporting purposes of approximately $18,500,000 and $16,100,000, respectively. These carry forwards expire through the year 2012, and are further subject to the provisions of Internal Revenue Code Section 382.

    Pursuant to Statement of Financial Accounting Standards No. 109, the Company has recognized a $5,510,440 deferred tax asset attributable to the net operating loss carryover, which has been fully offset by a valuation allowances in the same amount, as follows:

                                                          2000         1999
                                                       ----------   ----------
Beginning balance....................................  $4,680,290   $2,804,055
Increase during period...............................     830,150    1,876,235
                                                       ----------   ----------
Ending balance.......................................  $5,510,440   $4,680,290
                                                       ==========   ==========

    A reconciliation of income tax expense at the statutory federal rate to income tax expense at the Company's effective tax rate for the years ended May 31, 2000 and 1999 is as follows:


                                                         2000         1999
                                                       ---------   -----------
Tax (expense) benefit computed at statutory federal
  rate...............................................  $ 830,150   $ 1,465,896
NOL carryover........................................   (830,150)   (1,465,896)
                                                       ---------   -----------
Income tax benefit...................................  $      --   $        --
                                                       =========   ===========


9.  FINANCIAL INSTRUMENTS

    The Company's financial instruments, which potentially subject the Company to credit risks and none of which are held for trading purposes, consist of its cash, accounts and notes receivable, notes payable and convertible debentures.

CASH

    The Company maintains its cash in bank deposit and other cash equivalent investment accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts, and does not believe it is subject to any credit risks involving its cash.

                       AIRTECH INTERNATIONAL GROUP, INC.
                                AND SUBSIDIARIES

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

9.  FINANCIAL INSTRUMENTS (CONTINUED)
ACCOUNTS AND NOTES RECEIVABLE, TRADE

    The Company accounts and notes receivable (Note 3) are unsecured and represent sales not collected at the end of the year. Management believes these accounts and notes receivable are fairly stated at estimated net realizable amounts.

NOTES PAYABLE AND CONVERTIBLE DEBENTURES

    Management believes the carrying value of these notes (Note 4) and convertible debentures (Note 5) represent the fair value of these financial instruments because their terms are similar to those in the lending market for comparable loans with comparable risks.

10.  DISCONTINUED OPERATING SEGMENT

    In May 1999, the Company discontinued its McCleskey Sales and Services (MSS) operations which were being conducted through its wholly owned subsidiary by the same name. The net assets of this operating segment, consisting primarily of unamortized goodwill relating to the Company's purchase of MSS in 1995
(Note 1), approximated $583,000 and was charged against continuing operations.

11.  STOCK OPTIONS AND WARRANTS

    During the years ended May 31, 2000 and 1999, the Company issued various stock options and warrants to employees and others and uses the intrinsic value method of accounting for these stock options. Compensation cost for options granted has not been recognized in the accompanying financial statements because the amounts are not material. The options and warrants expire between September 2000 and February 2003 and are exercisable at prices from $0.20 to $10.00 per option or warrant. Exercise prices were set at or above the underlying common stock's fair market value on the date of grant.

                       AIRTECH INTERNATIONAL GROUP, INC.
                                AND SUBSIDIARIES

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

11.  STOCK OPTIONS AND WARRANTS (CONTINUED)
    The following is a schedule of the activity relating to the Company's stock options and warrants. Other than the 432,850 and 205,900 warrant identified below as granted during the year ended May 31, 2000 and 1999, respectively (Note 4), all other amounts relate to stock options the Company has issued.

                                                    2000                   1999
                                            --------------------   --------------------
                                                       WGT. AVE.              WGT. AVE.
                                             SHARES    EXERCISE     SHARES    EXERCISE
                                            (X1,000)     PRICE     (X1,000)     PRICE
                                            --------   ---------   --------   ---------
Options and warrants outstanding at
  beginning of year.......................   1,341       $2.06        480      $ 3.93
Granted...................................   1,698       $0.86        917      $ 0.61
Exercised.................................    (437)      $0.85        (46)     $ 2.00
Expired...................................    (591)      $0.77        (10)     $10.00
                                             -----                  -----
Options and warrants outstanding at end of
  year....................................   2,011       $1.49      1,341      $ 2.06
                                             =====                  =====
Options and warrants exerciseable at end
  of year.................................   2,011       $1.49      1,101      $ 2.06
                                             =====                  =====
Weighted average fair value of options and
  warrants granted during the year........               $0.27                 $ 0.60

    The following table summarizes information about the Company's stock options and warrants outstanding at May 31, 2000, all of which are exercisable.

                    NUMBER       WEIGHTED AVE.        WEIGHTED
   RANGE OF       OUTSTANDING      REMAINING          AVERAGE
EXERCISE PRICES    (X1,000)     CONTRACTUAL LIFE   EXERCISE PRICE
---------------   -----------   ----------------   --------------
 $.15 - $.60          1098         0.9 years           $  .34
$2.00 - $2.61          660         1.1 years           $ 2.28
$3.75 - $5.00          240         2.0 years           $ 4.17
    $10.00              13         1.0 years           $10.00

    The following pro forma disclosures reflect the Company's net loss and net loss per share amounts assuming the Company accounted for stock options granted using the fair value method pursuant to Statement of Financial Accounting Standards No. 123. The fair value of each option granted was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions: risk-free interest rate of 5.6%; no expected dividends; expected lives of 3 to 10 years; and expected volatility of 220.51%.

                                                      YEAR ENDED      YEAR ENDED
                                                     MAY 31, 2000    MAY 31, 1999
                                                     -------------   -------------
Net loss...........................................   $(2,576,594)    $(4,364,880)
Net loss per share.................................   $     (0.15)    $     (0.41)

    During the years ended May 31, 2000 and 1999, the Company also issued 1,796,879 and 1,583,334 common stock shares, respectively, in exchange for services. These services were recorded at their fair

                       AIRTECH INTERNATIONAL GROUP, INC.
                                AND SUBSIDIARIES

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

11.  STOCK OPTIONS AND WARRANTS (CONTINUED)
value of $616,406 and $ 791,667, respectively, and were charged to expense. In addition, during the year ended May 31, 2000, the Company issued 1,400,455 common stock shares to vendors in payment of trade payables, which were recorded at their fair value of $757,714.

12.  RELATED PARTIES

    During the years ended May 31, 2000 and 1999, the Company's chief executive officer and president made cash operating advances of $0 and $100,000 and received repayments of $0 and $127,000, respectively. The advances are to be repaid as cash is available or by the issuance of common stock. These advances are unsecured but bear interest at 15% per annum. At May 31, 2000 and 1999, advances payable to these officers totaled $210,338 and $216,488, respectively, and included $51,338 and $57,488, respectively, of accrued interest. During the year ended May 31, 2000, $30,000 of accrued interest was paid to the above individuals.

13.  LIQUIDITY ISSUES

    The continued operating losses by the Company and its subsidiaries raise concern about the Company's ability to generate profits from its operations. Management is currently negotiating several large contracts for its air filtration products, which will increase the Company's cash flow and its ability to generate profits. The Company has completed its air purification product line and is expanding its franchise and distributorship network throughout the nation and internationally. In addition, the Company is continuing efforts to raise additional equity capital to provide liquidity until cash can be generated by operations.

14.  SEGMENT INFORMATION

    During the years ended May 31, 2000 and 1999, the Company conducted its operations through two reportable operating segments, each of which was conducted through separate subsidiaries. Those reportable operating segments were its manufacture and sale of air purification products and franchises and its commercial and residential heating and air conditioning services, which was terminated in May 1999.

    The following table reflects certain information about the Company's reportable operating segments for the year ended May 31, 1999. For the year ended May 31, 2000, the accompanying

                       AIRTECH INTERNATIONAL GROUP, INC.
                                AND SUBSIDIARIES

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

14.  SEGMENT INFORMATION (CONTINUED)
consolidated financial statements reflect operating activities for its remaining reportable operating segment. There are no inter-segment revenue or expense transactions.

                                               AIR         HVAC
                                            PRODUCTS     SERVICES       TOTAL
                                           -----------   ---------   -----------
Revenues.................................  $   618,442   $ 412,027   $ 1,030,469
Net operating loss.......................  $(4,153,265)  $(158,194)  $(4,311,459)
Interest expense.........................  $   126,969   $   8,319   $   135,288
Depreciation and amortization............  $   107,637   $  22,297   $   129,934
Consulting services, non cash............  $   309,854   $      --   $   309,854
Expenditures for long-lived assets.......  $        --   $      --   $        --
Total long-lived assets, net of
  accumulated depreciation...............  $    89,569   $      --   $    89,569

                        INDEPENDENT ACCOUNTANT'S REPORT

Board of Directors and Stockholders
Airtech International Group, Inc.
  and subsidiaries
Dallas, Texas


    We have reviewed the accompanying consolidated balance sheet of Airtech International Group, Inc. and subsidiaries as of August 31, 2000 and the related consolidated statements of operations, stockholders' equity and cash flows for the three months then ended. These consolidated financial statements are the responsibility of the Company's management.


    We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

    Based on our review, we are not aware of any material modifications that should be made to the accompanying August 31, 2000 consolidated financial statements for them to be in conformity with generally accepted accounting principles.

/s/ Turner, Stone & Company, LLP

Certified Public Accountants
October 20, 2000

PART 1-FINANCIAL INFORMATION
  ITEM 1 FINANCIAL STATEMENTS

               AIRTECH INTERNATIONAL GROUP, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                      AUGUST 31, 2000 AND AUGUST 31, 1999
                                     ASSETS

CURRENT ASSETS                                                   2000         1999
--------------                                                ----------   ----------
  Cash......................................................  $  302,169   $   20,106
  Trade accounts receivables, net of allowance for doubtful
    accounts of $20,000 and $20,000.........................     540,096      292,139
  Other.....................................................                   87,135
  Notes receivable, current portion.........................     437,250           --
  Inventory.................................................   1,330,198      242,665
  Prepaid expenses and other assets.........................      82,823           --
                                                              ----------   ----------
    Total current assets....................................   2,692,536      785,795
PROPERTY AND EQUIPMENT--net of accumulated depreciation of
  $182,374 and $219,758 respectively........................     176,290       80,327
NOTES RECEIVABLE - net of current portion, net of allowance
  for doubtful accounts of $0 and $0, respectively..........   1,125,000      431,250
OTHER ASSETS
  Goodwill, net of $40,810 and $81,621 of accumulated
    amortization, respectively..............................     102,432      162,155
  Intellectual properties, net of $153,300 and $45,060 of
    accumulated amortization, respectively..................     933,597    1,010,195
  Other, Prepaid Royalties..................................     361,981      515,208
                                                              ----------   ----------
    Total other assets......................................   1,398,010    1,687,558
                                                              ----------   ----------
                                                              $5,391,836   $2,984,930
                                                              ==========   ==========

    The accompanying notes are an integral part of the financial statements.

               AIRTECH INTERNATIONAL GROUP, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                      AUGUST 31, 2000 AND AUGUST 31, 1999
                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES                                              2000          1999
-------------------                                           -----------   -----------
  Notes payable--current portion............................  $   277,185   $   277,185
  Accounts payable, trade...................................      554,990       704,209
  Advances from officers....................................      210,338       216,488
  Accrued payroll and payroll taxes.........................      457,134       357,644
  Other accrued expenses....................................      488,938       373,622
                                                              -----------   -----------
      Total current liabilities.............................    1,988,585     1,929,148
LONG-TERM LIABILITIES
  Notes payable
  Deferred revenue..........................................      340,000       400,000
  Product Marketing Obligation..............................      430,000       405,000
    Convertible Debenture...................................    2,600,000            --
                                                              -----------   -----------
      Total long-term liabilities...........................    3,370,000       805,000
      Total liabilities.....................................    5,358,585     2,734,148
COMMITMENTS AND CONTINGENCIES...............................           --            --
STOCKHOLDERS' EQUITY
  Series M cumulative, convertible preferred, 990,625 and
    1,143,750 respectively; outstanding,liquidation
    preference of $1.00 per share...........................          991         1,144
  Common stock--$.05 par value, 50,000,000 shares
    authorized, 22,367,740 and 14,654,332 shares issued and
    outstanding, respectively...............................    1,118,387       732,716
  Additional paid-in capital................................    7,893,981     5,686,575
  Retained deficit..........................................   (8,980,108)   (6,169,653)
                                                              -----------   -----------
      Total stockholders' equity............................       33,251       250,782
                                                              -----------   -----------
                                                              $ 5,391,836   $ 2,984,930
                                                              ===========   ===========

    The accompanying notes are an integral part of the financial statements.

               AIRTECH INTERNATIONAL GROUP, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
         FOR THE THREE MONTHS ENDED AUGUST 31, 2000 AND AUGUST 31, 1999

REVENUES                                                         2000        1999
--------                                                      ----------   ---------
  Product sales.............................................  $  518,637   $ 345,441
  Franchisee fees...........................................          --      15,000
                                                              ----------   ---------
    Total revenues..........................................     518,637     360,441
COSTS AND EXPENSES
  Salaries and wages........................................     340,650     169,295
  Research and Development..................................      75,250      46,875
  Cost of sales.............................................     284,472     322,549
  Advertising...............................................     123,604      24,640
  Depreciation and amortization.............................      78,187      38,473
  Other general & administrative expense....................     250,505      67,793
                                                              ----------   ---------
    Total costs and expenses................................   1,152,668     669,625
                                                              ----------   ---------
LOSS FROM OPERATIONS........................................    (634,031)   (309,184)
Interest expense............................................     (62,610)    (18,596)
                                                              ----------   ---------
NET LOSS BEFORE INCOME TAXES................................    (696,641)   (327,780)
Income taxes................................................          --          --
                                                              ----------   ---------
NET LOSS....................................................  $ (696,641)  $(327,780)
                                                              ==========   =========
LOSS PER COMMON SHARE--BASIC................................  $    (0.03)  $   (0.02)
                                                              ==========   =========
LOSS PER COMMON SHARE--DILUTED..............................  $    (0.03)  $   (0.02)
                                                              ==========   =========

    The accompanying notes are an integral part of the financial statements.

               AIRTECH INTERNATIONAL GROUP, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
         FOR THE THREE MONTHS ENDED AUGUST 31, 2000 AND AUGUST 31, 1999

                                                                 2000         1999
                                                              -----------   ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Loss..................................................  $  (696,641)  $(327,780)
  Adjustments to reconcile net income to cash
    Depreciation and amortization...........................       78,187      38,473
    Stock payments to employees and consults................                  211,950
  Changes in operating assets and liabilities
    Accounts receivable.....................................     (270,125)   (195,324)
    Inventory...............................................     (791,246)         --
    Accounts payable........................................      294,880     194,016
    Accrued expenses........................................       80,045      56,963
    Other Receivables.......................................       50,000     (20,000)
                                                              -----------   ---------
      Net cash used in operating activities.................   (1,254,900)   (286,078)
CASH FLOWS FROM INVESTING ACTIVITIES:
  Expenditures for other assets.............................      (35,789)         --
                                                              -----------   ---------
      Net cash used in investing activities.................      (35,789)
                                                              -----------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from issuance of common stock....................      106,798          --
                                                              -----------   ---------
Net cash provided by financing activities...................     (106,798)
DECREASE IN CASH............................................   (1,185,477)    (41,702)
                                                              -----------   ---------
CASH, BEGINNING OF PERIOD...................................    1,487,646      61,808
                                                              ===========   =========
CASH, END OF PERIOD.........................................  $   302,169   $  20,106
                                                              ===========   =========

    The accompanying notes are an integral part of the financial statements.

                       AIRTECH INTERNATIONAL GROUP, INC.
                                AND SUBSIDIARIES

                         NOTES TO FINANCIAL STATEMENTS

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    ORGANIZATION

    Airtech International Group, Inc. (the Company), formerly Interactive Technologies Corporation (ITC), was incorporated in the state of Wyoming on August 8, 1991. As of May 31, 1998, in connection with the acquisition discussed below, the Company manufactures and sells a full line of air purification products.

    On May 31, 1998, the Company acquired all of the outstanding common stock shares of Airtech International Corporation (AIC), which through its subsidiaries manufactures and sells various air filtration and purification products. The total purchase price of $22,937,760 was funded through the issuance of 10,500,000 shares of common stock valued at $.625 per share, the issuance of 11,858,016 shares of Series A convertible preferred stock shares valued at $.625 per share and the issuance of $9,000,000 of convertible debentures.

    However, because these convertible securities were converted into common stock within two months following acquisition, the shareholders of AIC obtained control of the company. As a result, AIC became the acquiror for financial reporting purposes.

    The transaction was accounted for using the purchase method of accounting with AIC for accounting and reporting purposes the acquiror. Accordingly, the purchase price of the net assets acquired has been allocated among the net assets based on their relative fair value of zero.

    PRINCIPLES OF CONSOLIDATION

    The accompanying consolidated financial statements include the general accounts of the Company and its subsidiaries, AIC, Airsopure, Inc., Airsopure International Group, Inc. and McCleskey Sales and Service, Inc.,(dormant) each of which has a fiscal year ended May 31, and AIC's investment in Airsopure 999LP, a Texas Limited Partnership with a December 31 year end. All material intercompany accounts and balances have been eliminated in the consolidation. Turner, Stone & Company, the Company's independent accountants, have performed limited reviews of the interim financial information included herein. Their report on such reviews accompanies this filing.

    AMORTIZATION

    Intellectual property is allocated to the Company's air filtration products based on expected sales as a percent of total sales by product. The Company records amortization beginning when the product is initially inventoried for sale. Amortization is recorded ratably over a ten-year term.


    Goodwill recorded in the acquisition of AIC, is being amortized under the straight-line method over five (5) years.


    A prepaid royalty fee, paid pursuant to a December 1995 agreement and related to the Company's portable medical unit, is being amortized using the straight-line method over 24 months beginning January 2000.

    INVENTORIES

    Inventories are carried at the lower of cost or net realizable value (market) and include component parts used in the assembly of the Company's line of air purification units, filters and

                       AIRTECH INTERNATIONAL GROUP, INC.
                                AND SUBSIDIARIES

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

finished goods comprised of completed products. The costs of inventories are based upon specific identification of direct costs and allocable costs of direct labor, packaging and other indirect costs.

    PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost less accumulated depreciation. Depreciation of property and equipment is currently being provided by straight line and accelerated methods for financial and tax reporting purposes, respectively, over estimated useful lives of five years.

    PRODUCT MARKETING OBLIGATION

    Product marketing obligations pursuant to Statement of Financial Accounting Standards, "SFAS" No. 68, the Company has recorded funds raised in an arrangement to develop, produce and market the Model S-999 as a product marketing obligation.

    REVENUE RECOGNITION

    Revenues from the Company's operations are recognized at the time products are shipped or services are provided. Revenue from franchise sales are recognized at the time all material services relating to the sale of a franchise have been performed by the Company.

    MANAGEMENT ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    CASH FLOW

    For purposes of the statement of cash flows, cash includes demand deposits, short term cash equivalent investments and time deposits with maturities of less than three months. None of the Company's cash is restricted.

    LOSS PER SHARE

    The basic and diluted loss per share are based upon 21,647,192 and 14,654,332, respectively, weighted average shares of common stock outstanding over the three month period ending August 31, 2000 and 1999. No effect has been given to the assumed conversion of convertible preferred stock, convertible debentures and the assumed exercise of stock options and warrants as the effect would be antidilutive.

    CONVERTIBLE DEBENTURES (6%)

    On February 22, 2000, we entered into a securities purchase agreement with PK Investors LLC ('PKI') to raise up to $5,000,000 through the sale to PKI of up to $5,000,000 in principal amount of our 6% Convertible Debentures ('Debentures') and Warrants to purchase up to 500,000 shares of our Common Stock ('Warrants'). Upon execution of the securities purchase agreement, PKI purchased $2,500,000 in principal amount of the Debentures and Warrants to purchase 250,000 shares of Common

                       AIRTECH INTERNATIONAL GROUP, INC.
                                AND SUBSIDIARIES

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Stock for a purchase price of $2,500,000. Under the terms of the securities purchase agreement, the Company also issued to PKI a Conditional Warrant to purchase the remaining $2,500,000 in principal amount of Debentures and the remaining Warrants to purchase 250,000 shares of our Common Stock. The Debentures, Warrants, and Conditional Warrant were sold and issued to PKI in a private transaction exempt from registration under Section 4 (2) of the Securities Act of 1933.

    CONVERTIBLE DEBENTURES (12%)

    During the year ended May 31, 2000, the Company issued $350,000 of convertible debentures maturing on September 1, 2004. Interest is payable at 12% semi-annually. The debentures are convertible at the holder's option at any time beginning one year after issuance at a conversion price of $1.00 per share. The debentures include warrants to purchase 350,000 common shares at a price of $2.00 per share. The warrants expire two years from the date of issuance.

    CONVERTIBLE PREFERRED STOCK

    During the year ended May 31, 1998, the Company, from the 5,000,000 shares, authorized, issued 1,143,750 of convertible preferred stock for $1 per share. The shares have a par value of $.001, do not pay dividends, are convertible at the holder's option for one share of the Company's common stock, and receive up to 20%, if totally subscribed, of the gross proceeds from the Company's sales of its portable individual air purifier for a two-year period. As of August 31, 2000 and 1999, there were 990,625 and 1,143,750 shares of preferred stock outstanding, respectively.

COMMITMENTS AND CONTINGENCIES

    OPERATING LEASES

    The Company is currently obligated under noncancellable operating leases for its Dallas office and warehouse facilities which expire in December 2003.

    Minimum future rental payments required under the above operating lease is as follows.

YEAR ENDING MAY 31
------------------
2001..............................................  $106,275
2002..............................................    73,566
2003..............................................    16,080
2004..............................................     9,380
                                                    --------
                                                    $205,301
                                                    ========

    FINANCIAL INSTRUMENTS

    The Company's financial instruments consist of its cash, accounts and notes receivable, and trade payables.

    CASH

    The Company maintains its cash in bank deposit and other accounts, which, at times, may exceed federally insured limits. The Company invests excess cash not required for operations in US Treasury repurchase agreements in connection with its cash management account with its primary bank. The

                       AIRTECH INTERNATIONAL GROUP, INC.
                                AND SUBSIDIARIES

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Company has not experienced any losses in such accounts, and does not believes it is subject to any credit risks involving its cash.

    ACCOUNTS AND NOTES RECEIVABLE, TRADE

    The Company accounts and notes receivables are unsecured and represent sales not collected to date. Management believes these accounts and notes receivables are fairly stated at estimated net realizable amounts.

    STOCK OPTIONS AND WARRANTS

    Through the quarter ended August 31, 2000 and 1999, the Company has issued various stock options and warrants to employees and others and uses the intrinsic value method of accounting for these stock options. Compensation cost for options granted has not been recognized in the accompanying financial statements because the amounts are not material and its exercise price exceeded the common stock fair market value at the date of option. The options and warrants expire between September 2000 and February 2003 and are exercisable at prices from $0.20 to $10.00 per option or warrant. Exercise prices were set at or above the underlying common stock's fair market value on the date of grant.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF OFFICERS AND DIRECTORS

    The Wyoming Business Corporation Act provides that indemnification of directors, officers, employees and other agents of a corporation, and persons who serve at its request as directors, officers, employees or other agents of another corporation may be provided by the Company. Subject to Wyoming law, our officers and directors are not personally liable for personal damages resulting from breaches of their fiduciary duty unless (i) the officer or director has breached his fiduciary duty of loyalty to the Company or its stockholders,
(ii) the breach or failure to perform constitutes an act or omission not in good faith or which involves intentional misconduct or a knowing violation of law; or for any transaction from which the officer or director derived an improper personal benefit. The Company's By-Laws provide indemnification to directors, officers, employees and agents, including claims brought under state or Federal Securities laws, to the full extent allowable under Wyoming law. The Company also has entered into indemnification agreements with its directors and executive officer providing, among other things, that the Company will provide defense cost against any such claim, subject to reimbursement in certain events.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The estimated expenses in connection with the offering are as follows:

Securities and Exchange Commission registration fee.........  $    2,386
Accounting fees and expenses................................  $    5,000
Blue Sky fees and expenses..................................  $    5,000
Legal fees and expenses.....................................  $   50,000
Printing....................................................  $   15,000
Miscellaneous...............................................  $   15,000
                                                              ----------
  TOTAL.....................................................  $   91,187
                                                              ==========

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

                                             PRINCIPAL
                                               AMOUNT
                                                 OR
                                               SHARES     PRICE PER                                   ISSUED UNDER
DATE                          TITLE            ISSUED       SHARE      NATURE OF TRANSACTION           EXEMPTION
----                    ------------------   ----------   ---------   ------------------------  ------------------------
February 22, 2000       6% Convertible       $2,500,000     N/A       Private Placement         Section 4(2) of the
                        Debentures                                                              Securities Act
January 2000 thru       12% Convertible      $  350,000     N/A       Private Placement         Section 4(2) of the
March 2000              Debentures                                                              Securities Act
January 2000 thru       Common               $  200,000   $0.25 to    Private Placement         Section 4(2) of the
February 2000                                              $0.75                                Securities Act
December 31, 1999       Common                  300,000    $0.19      Shares issued to CEO and  S-8 Registration
                                                                      President for services    Statement
                                                                      rendered
August 31, 1999......   Common                  358,591   $0.34 to    Shares issued to          S-8 Registration
                                                           $0.50      investment bankers,       Statement
                                                                      consultants, management,
                                                                      CEO and President for
                                                                      services rendered or to
                                                                      be rendered.
June 30, 1999........   Common                1,200,000    $0.10      Shares issued to          Section 4 (2) of the
                                                                      accredited investors,     Securities Act
                                                                      including 500,000 shares
                                                                      to CR Saulsbury, Sr.
                                                                      Warrants attached are
                                                                      exercisable at $0.20 and
                                                                      expire on May 31, 2000
May 31, 1999.........   Common                  700,000    $0.10      Shares issued to          Section 4 (2) of the
                                                                      accredited investors,     Securities Act
                                                                      including 500,000 shares
                                                                      to Peter Kertes.
                                                                      Warrants attached are
                                                                      exercisable at $0.20 and
                                                                      expire on May 31, 2000
February 28, 1999....   Common                1,583,134    $0.50      Shares issued to CEO and  Section 4 (2) of the
                                                                      President in              Securities Act
                                                                      consideration of
                                                                      deferred wages from June
                                                                      1, 1997 through December
                                                                      31, 1998
December 31, 1998....   Common                   46,250    $0.50      Warrants exercised by     Section 4 (2) of the
                                                                      holders of Series M       Securities Act
                                                                      Preferred Stock
November 30, 1998....   Common                  828,000    $0.33      Shares issued to          Section 4 (2) of the
                                                                      accredited investors      Securities Act
                                                                      including C.R.
                                                                      Saulsbury, Sr.
November 30, 1998....   Common                  224,000   $0.48 to    Shares issued to          S-8 Registration
                                                           $0.69      investment bankers and    Statement
                                                                      consultants for services
                                                                      rendered
August 31, 1998......   Common                  146,025   $1.25 to    Shares issued to          S-8 Registration
                                                           $1.56      consultants and           Statement
                                                                      employees for services
                                                                      rendered
July 31, 1998........   Common                2,614,286    $0.70      Conversion of debentures  Section 4 (2) of the
                                                                      issued in conjunction     Securities Act
                                                                      with the acquisition of
                                                                      AIC
July 31, 1998........   Common                2,371,603   One-for-    Conversion of Series A    Section 4 (2) of the
                                                            one       preferred stock issued    Securities Act
                                                                      in conjunction with the
                                                                      acquisition of AIC
March 1998 thru
September 1998          Series M              1,143,750    $1.14      Private Placement         Section 4 (2) of the
                        Preferred.........                                                      Securities Act

ITEM 27. EXHIBITS


EXHIBIT NUMBER          DOCUMENT
--------------          --------
         3.1            Restated Articles of Incorporation filed December 27, 1991 of the Company's predecessor in name, Interactive
                        Technologies Corporation, Inc. (previously filed)

         3.2            Articles of Amendment dated filed May 14, 1997 of the
                        Company's predecessor in name Interactive Technologies
                        Corporation, Inc. (previously filed)

         3.3            Articles of Amendment of the Company filed October 16, 1998
                        (previously filed)

         3.4            Bylaws of the Company's predecessor in name, Interactive
                        Technologies Corporation, Inc. (incorporated by reference to the Company's Form 10 filed on January 14, 1992)

         4.1            Specimen Series "M" Preferred Stock Certificate (previously filed)

         4.2            Specimen Common Stock Certificate (previously filed)

         4.3 Form of Warrant to purchase shares of Common Stock granted to holders of Series "M" Convertible Preferred Stock
                        (previously filed)

         4.4            Form of Securities Purchase Agreement dated February 22,
                        2000 by and between the Company and PK Investors LLC
                        (previously filed)

         4.5            Form of 6% Convertible Debenture Due 2002 (previously filed)

         4.6            Form of Warrant to purchase shares of Common Stock granted to holders of 6% Convertible Debentures Due 2002 (previously filed)

         4.7            Registration Rights Agreement dated February 22, 2000 by and between the Company and PK Investors LLC relating to the
                        registration of the Common Stock and Warrants related to
                        Exhibits 4.4 and 4.5 (previously filed)

         4.8            Form of Conditional Warrant to purchase 6% Convertible
                        Debentures and Warrants to Purchase Common Stock (previously filed)

         4.9            Form of 12% Convertible Debenture Due 2005 (incorporated by reference to the Company's Form 10-KSB filed on
                        September 7, 2000).

         4.10 Form of Warrant to purchase shares of Common Stock granted to holders of 12% Convertible Debentures Due 2005
                        (incorporated by reference to the Company's Form 10-KSB filed on September 7, 2000).

         5.1            Legal Opinion of John G. Rebensdorf, P.C.

        10.1            Stock Purchase Agreement dated May 5, 1997 by and between
                        Interactive Technologies Corporation, Inc. and Airtech
                        International Corporation (incorporated by reference to
                        Exhibit 10.5 to Company's Annual Report filed on August 28,
                        1997 for the year ended May 31, 1997, file No. 19796)

        10.2 Employment Agreement dated May 1, 1997 between the Company and C.J. Comu (previously filed)

        10.3 Employment Agreement dated May 1, 1997 between the Company and John Potter (previously filed)

        10.4 Form of Franchise Agreement relating to franchises offered by Airsopure International Group, Inc., a wholly-owned subsidiary of the Company (previously filed)

        10.5 Form of Development Agreement offered to franchisees by Airsopure International Group, Inc., a wholly-owned subsidiary of the Company (previously filed)

        10.6 Form of Offering Circular presented to franchisees by Airsopure International Group, Inc., a wholly-owned subsidiary of the Company (previously filed)

EXHIBIT NUMBER          DOCUMENT
--------------          --------
        21              Subsidiaries of the Registrant (previously filed)

        23.1            Consent of Turner, Stone & Company

        23.2            Consent of John G. Rebensdorf, P.C. (included with Exhibit
                        5.1)

        24.1            Power of Attorney (included in Part II of the Registration
                        Statement)


    The Company will furnish copies of these Exhibits upon request and the payment of $.20 per page. Requests should be addressed to Mr. James R. Halter, c/o Airtech International Group, Inc., 15400 Knoll Trail, Suite 200, Dallas, Texas 75248.

ITEM 28. UNDERTAKINGS

    The undersigned registrant hereby undertakes:

    1. To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement (i) to include any prospectus required by Section 10(a)
(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and (iii) to include any additional or changed material information on the plan of distribution.

    2. That, for the purpose of determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

    3. To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Dallas, State of Texas, on the 20th day of November, 2000.


                                                       AIRTECH INTERNATIONAL GROUP, INC.,
                                                       a Wyoming corporation (Registrant)

                                                       By:                 /s/ C J COMU
                                                            -----------------------------------------
                                                                             C J Comu
                                                                     CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    Each person whose signature appears below hereby constitutes and appoints C.J. Comu and John Potter, and each or either of them, his true and lawful attorney-in-fact with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any registration statement that is to be effective upon filing pursuant to Rule 462 under the Securities Act of 1933, as amended, and to cause the same to be filed with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing whatsoever requisite or desirable to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all acts and things that said attorneys-in-fact and agents, or either of them, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.


    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below on the 20th day of November, 2000 by the following persons in the capacities indicated.


                      SIGNATURE                                            TITLE
                      ---------                                            -----
                    /s/ C J COMU
     -------------------------------------------       Director and Chief Executive Officer
                      C J Comu

                   /s/ JOHN POTTER
     -------------------------------------------       Director and President
                     John Potter

                 /s/ JAMES R. HALTER
     -------------------------------------------       Chief Financial Officer and General Counsel
                   James R. Halter                       (Principal Financial and Accounting Officer)

                 /s/ R. JOHN HARRIS
     -------------------------------------------       Director
                   R. John Harris

                /s/ DR. ANDREW WELCH
     -------------------------------------------       Director
               Dr. Andrew Welch, M. D.

                  /s/ ROBERT GALVAN
     -------------------------------------------       Director
                    Robert Galvan

                                 EXHIBIT INDEX
                       AIRTECH INTERNATIONAL GROUP, INC.

    The following exhibits are included as part of this Registration Statement, except those exhibits which are referenced as previously filed with the Securities and Exchange Commission and are incorporated by reference to another registration statement, report or document. References to the "Company" in the
Exhibit Index mean AIRTECH INTERNATIONAL GROUP, INC., a Wyoming corporation.


EXHIBIT NUMBER          DOCUMENT
--------------          --------
         3.1            Restated Articles of Incorporation filed December 27, 1991 of the Company's predecessor in name, Interactive
                        Technologies Corporation, Inc. (previously filed)

         3.2            Articles of Amendment dated filed May 14, 1997 of the
                        Company's predecessor in name Interactive Technologies
                        Corporation, Inc. (previously filed)

         3.3            Articles of Amendment of the Company filed October 16, 1998
                        (previously filed)

         3.4            Bylaws of the Company's predecessor in name, Interactive
                        Technologies Corporation, Inc. (incorporated by reference to the Company's Form 10 filed on January 14, 1992)

         4.1            Specimen Series "M" Preferred Stock Certificate (previously filed)

         4.2            Specimen Common Stock Certificate (previously filed)

         4.3 Form of Warrant to purchase shares of Common Stock granted to holders of Series "M" Convertible Preferred Stock
                        (previously filed)

         4.4            Form of Securities Purchase Agreement dated February 22,
                        2000 by and between the Company and PK Investors LLC
                        (previously filed)

         4.5            Form of 6% Convertible Debenture Due 2002 (previously filed)

         4.6            Form of Warrant to purchase shares of Common Stock granted to holders of 6% Convertible Debentures Due 2002 (previously filed)

         4.7            Registration Rights Agreement dated February 22, 2000 by and between the Company and PK Investors LLC relating to the
                        registration of the Common Stock and Warrants related to
                        Exhibits 4.4 and 4.5 (previously filed)

         4.8            Form of Conditional Warrant to purchase 6% Convertible
                        Debentures and Warrants to Purchase Common Stock (previously filed)

         4.9            Form of 12% Convertible Debenture Due 2005 (incorporated by reference to the Company's Form 10-KSB filed on
                        September 7, 2000).

         4.10 Form of Warrant to purchase shares of Common Stock granted to holders of 12% Convertible Debentures Due 2005
                        (incorporated by reference to the Company's Form 10-KSB filed on September 7, 2000).

         5.1            Legal Opinion of John G. Rebensdorf, P.C.

        10.1            Stock Purchase Agreement dated May 5, 1997 by and between
                        Interactive Technologies Corporation, Inc. and Airtech
                        International Corporation (incorporated by reference to
                        Exhibit 10.5 to Company's Annual Report filed on August 28,
                        1997 for the year ended May 31, 1997, file No. 19796)

        10.2 Employment Agreement dated May 1, 1997 between the Company and C.J. Comu (previously filed)

        10.3 Employment Agreement dated May 1, 1997 between the Company and John Potter (previously filed)

        10.4 Form of Franchise Agreement relating to franchises offered by Airsopure International Group, Inc., a wholly-owned subsidiary of the Company (previously filed)

EXHIBIT NUMBER          DOCUMENT
--------------          --------
        10.5            Form of Development Agreement offered to franchisees by
                        Airsopure International Group, Inc., a wholly-owned
                        subsidiary of the Company (previously filed)

        10.6 Form of Offering Circular presented to franchisees by Airsopure International Group, Inc., a wholly-owned subsidiary of the Company (previously filed)

        21              Subsidiaries of the Registrant (previously filed)

        23.1            Consent of Turner, Stone & Company

        23.2            Consent of John G. Rebensdorf, P.C. (included with Exhibit
                        5.1)

        24.1            Power of Attorney (included in Part II of the Registration
                        Statement)